UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ⌧

Filed by a Party other than the Registrant ◻

Check the appropriate box:

◻	Preliminary Proxy Statement
◻	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
⌧	Definitive Proxy Statement
◻	Definitive Additional Materials
◻	Soliciting Material under §240.14a-12

CAPSTONE GREEN ENERGY HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
⌧ No fee required.
◻ Fee paid previously with preliminary materials.
◻ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

CAPSTONE GREEN ENERGY HOLDINGS, INC.

16640 Stagg Street

Van Nuys, California 91406

December 27, 2024

Dear Capstone Green Energy Stockholder:

You are cordially invited to attend the 2024 annual meeting of stockholders (the “Annual Meeting”) of Capstone Green Energy Holdings, Inc. (the “Company”) to be held virtually on February 12, 2025, at 9:00 a.m., Pacific Time. You can attend the Annual Meeting via the Internet, vote your shares electronically and submit your questions during the Annual Meeting, by visiting www.virtualshareholdermeeting.com/CGRN2024 (there is no physical location for the Annual Meeting). You will need to have your 16-Digit Control Number included on your Notice of Internet Availability of Proxy Materials or your proxy card (if you received a printed copy of the proxy materials) to join the Annual Meeting.

Details of the business to be conducted at the Annual Meeting are provided in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

In accordance with rules adopted by the Securities and Exchange Commission, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of the Proxy Statement and our 2024 Annual Report to Stockholders. The Notice of Internet Availability of Proxy Materials contains instructions on how stockholders can access the documents over the Internet as well as how stockholders can receive a paper copy of our proxy materials, including the Proxy Statement, the 2024 Annual Report to Stockholders and a proxy card.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted. Therefore, I urge you to vote by proxy as soon as possible over the Internet as instructed in the Notice of Internet Availability of Proxy Materials or, if you receive paper copies of the proxy materials by mail, you can vote over the Internet, by phone or by mail by following the instructions on the proxy card. Any stockholder attending the Annual Meeting may vote by Internet during the meeting, even if you have already voted.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the Company.

Sincerely,
/s/ Vincent J. Canino
Vincent J. Canino President and Chief Executive Officer

Van Nuys, California

YOUR VOTE IS IMPORTANT

PLEASE VOTE AS PROMPTLY AS POSSIBLE.

CAPSTONE GREEN ENERGY HOLDINGS, INC.

16640 Stagg Street

Van Nuys, California 91406

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held February 12, 2025

The Capstone Green Energy Holdings, Inc. (the “Company” or “Capstone”) 2024 annual meeting of stockholders (the “Annual Meeting”) will be held virtually on February 12, 2025, at 9:00 a.m., Pacific Time, for the following purposes:

1.	To elect the following individual to Capstone’s Board of Directors as a Class I director to serve until the 2027 annual meeting or until their successor has been elected and qualified: Ping Fu;

2.	To hold a non-binding advisory vote on the compensation of our named executive officers;

3.	To hold a non-binding advisory vote with respect to the frequency of advisory votes on the compensation of our named executive officers;

4.	To ratify the appointment of Marcum LLP (“Marcum”) as our independent registered public accounting firm for the fiscal year ending March 31, 2025; and

5.	To transact any other business that is properly brought before the Annual Meeting or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the accompanying Proxy Statement. The Board of Directors has fixed the close of business on December 16, 2024 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Only holders of record of the Company’s voting common stock at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. In the event there are not sufficient shares to be voted in favor of any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

Whether or not you plan to attend the Annual Meeting, please vote promptly. The proxy is being solicited on behalf of the Board of Directors of Capstone for use at the Annual Meeting.

This year’s Annual Meeting will be held entirely via the Internet. To ensure your representation at the Annual Meeting, we urge you, regardless of whether you plan to attend the Annual Meeting online, to sign, date and return the proxy card (if you received printed materials) or to vote over the telephone or on the Internet as instructed in these proxy materials so that your shares will be represented at the Annual Meeting. If your shares are held in “street name,” that is, held for your account by a bank, broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

A list of record holders of the Company’s common stock entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose germane to the Annual Meeting, at our offices located at 16640 Stagg Street, Van Nuys, California 91406, during normal business hours for ten days prior to the Annual Meeting.

To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/CGRN2024, you must enter the 16-digit control number included on your Notice of Internet Availability of Proxy Materials or your proxy card (if you received a printed copy of the proxy materials). We encourage you to access the annual meeting before it begins. Online check-in to access the meeting will start shortly before the meeting on February 12, 2025. If you attend the Annual Meeting at www.virtualshareholdermeeting.com/CGRN2024, you may vote electronically during the meeting even if you have previously returned a proxy. Stockholders will also have the opportunity to submit questions during the Annual Meeting at www.virtualshareholdermeeting.com/CGRN2024 by logging on with your control number. A technical support telephone number will be posted on the log-in page of www.virtualshareholdermeeting.com/CGRN2024 that you can call if you encounter any difficulties accessing the virtual meeting during check-in or during the meeting.

By Order of the Board of Directors,
/s/ John J. Juric
John J. Juric Secretary

Van Nuys, California

December 27, 2024

CAPSTONE GREEN ENERGY HOLDINGS, INC.

16640 Stagg Street

Van Nuys, California 91406

PROXY STATEMENT

For Annual Meeting Of Stockholders

To Be Held February 12, 2025

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND PROXY MATERIALS

Who is soliciting my vote?

The Board of Directors (the “Board” or “Board of Directors”) of Capstone Green Energy Holdings, Inc. (the “Company,” “Capstone,” “we” or “us”) is soliciting your vote for the Company’s 2024 annual meeting of stockholders (the “Annual Meeting” or the “2024 Annual Meeting”).

When is the Annual Meeting and how do I attend?

This proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors from holders of issued and outstanding shares of the Company’s voting common stock, par value $0.001 per share (the “Common Stock”). The Annual Meeting will be held virtually on February 12, 2025, at 9:00 a.m., Pacific Time, for the purposes set forth in the accompanying notice and herein, and any adjournments or postponements thereof. The Annual Meeting will be held virtually via a live interactive audio webcast on the Internet. You will be able to vote and submit your questions during the meeting at www.virtualshareholdermeeting.com/CGRN2024. Holders of the Company’s non-voting common stock, par value $0.001 per share (the “Non-Voting Common Stock”), are not entitled to notice of, or to vote at, the Annual Meeting.

Why is the 2024 Annual Meeting being held in 2025?

As a result of the Company’s financial restructuring, the Company did not hold its 2024 Annual Meeting in 2024 and instead will be holding the 2024 annual meeting of stockholders on February 12, 2025, at 9:00 a.m., Pacific Time. The Company intends to hold its 2025 annual meeting of stockholders (the “2025 Annual Meeting”) later in the 2025 calendar year.

How can I obtain the proxy materials?

A copy of each of Capstone’s 2024 Annual Report to Stockholders (the “2024 Annual Report”), this Proxy Statement and accompanying proxy card were first mailed or made available to stockholders on or about December 27, 2024. The 2024 Annual Report includes Capstone’s audited consolidated financial statements.

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), the Company has elected to provide access to its proxy materials via the Internet. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to its stockholders. All stockholders will be able to access the proxy materials on the website referred to in the Notice of Internet Availability or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice of Internet Availability. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. The Company encourages stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the cost of printing and mailing documents to you and reduce the environmental impact of its annual meetings.

How can I obtain electronic access to the proxy materials?

The Notice of Internet Availability will provide you with instructions regarding how to view the Company’s proxy materials for the Annual Meeting on the Internet. Additionally, when you vote online you can also sign up to receive future proxy materials by email.

The Company’s proxy materials also are available on its investor relations website at http://ir.capstonegreenenergy.com/investor-kit under “Investor Kit.”

Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to you and will reduce the impact of the Company’s annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

How many votes can be cast by all stockholders?

If you were a stockholder of record of Common Stock at the close of business on December 16, 2024 (the “Record Date”), you are entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, 18,540,789 shares of Common Stock and 508,475 shares of Non-Voting Common Stock were outstanding. Each stockholder of record of the Company’s Common Stock as of the Record Date is entitled to one vote for each share of Common Stock held by such stockholder on that date.

How is the quorum reached?

The presence, in person or by proxy, at the Annual Meeting of the holders of shares of outstanding capital stock of the Company representing not less than thirty-three and a third percent (33 1/3%) of the voting power of all outstanding shares of capital stock of the Company entitled to vote at such meeting shall constitute a quorum for the transaction of business at the Annual Meeting. For purposes of determining a quorum, abstentions and broker non-votes are counted as present.

What is a “broker non-vote”?

A broker non-vote occurs when a beneficial owner of shares held in street name does not give instructions to the bank, broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the bank, broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the bank, broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. The shares that cannot be voted by banks, brokers and other nominees on non-routine matters but are represented at the Annual Meeting will be deemed present at the Annual Meeting for purposes of determining whether the necessary quorum exists, but will not be considered entitled to vote on the non-routine proposals.

We believe that, under applicable rules, Proposal 4 is considered a routine matter for which brokerage firms may vote shares that are held in the name of brokerage firms and which are not voted by the applicable beneficial owners. Accordingly, we do not expect to receive any broker non-votes with respect to Proposal 4.

We believe that Proposal 1, Proposal 2 and Proposal 3 are considered non-routine matters under applicable rules. Accordingly, banks, brokers or other nominees cannot vote on these proposals without instructions from beneficial owners.

With regard to Proposal 2 and Proposal 3, broker non-votes will be excluded from the vote and will have no effect on the outcome of such proposals. Only votes “FOR” will affect the outcome of the vote on Proposal 1. As such, broker non-votes will not affect the outcome of the vote on Proposal 1.

How are abstentions counted?

If you return a proxy card that indicates an abstention from voting on all matters, the shares represented will be counted for the purpose of determining both the presence of a quorum and the total number of votes with respect to a proposal, but they will not be voted on any matter at the Annual Meeting.

With regard to Proposal 1, votes may be cast in favor of a director nominee or withheld. Because directors are elected by plurality, abstentions will have no effect on its outcome.

With regard to Proposal 2, Proposal 3 and Proposal 4, abstentions will have no effect on the outcome of such proposals.

What happens if I do not give specific voting instructions?

Stockholders of Record: Proxies properly executed, duly returned to us and not revoked will be voted in accordance with the instructions given. Where no instructions are given, subject to the requirements described below, such proxies will be voted: FOR the election of Ping Fu to serve as a Class I director until the 2027 annual meeting or until her successor has been elected and qualified; FOR the approval of the non-binding, advisory vote on the compensation of our named executive officers (“NEOs”); ONE YEAR for the non-binding advisory vote regarding the frequency of advisory votes on the compensation of our NEOs; and FOR the ratification of the appointment of Marcum as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2025. If any matter not described in this Proxy Statement is properly presented for action at the Annual Meeting, the persons acting as proxies will have discretionary authority to vote on the action according to their best judgment. Each stockholder of record of the Company’s Common Stock on December 16, 2024 is entitled to one vote for each share of Common Stock held by such stockholder on that date.

Beneficial Owners of Shares Held in Street Name: If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, then, under applicable rules, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will indicate on the proxy card that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” For Proposals 1, 2 and 3, broker non-votes will have no effect on these proposals, while, for Proposal 4, your bank, broker or other nominee will be able to vote on the proposal even if it does not receive instructions from you, so we do not anticipate any broker non-votes in connection with Proposal 4. We urge you to give voting instructions to your bank, broker or other nominee on all proposals.

Can I change my vote?

You may revoke your proxy at any time before it is actually voted at the Annual Meeting by: (i) delivering written notice of revocation to the Secretary of Capstone at our address above; (ii) submitting a later dated proxy; or (iii) attending the Annual Meeting and voting by the Internet. Attendance at the Annual Meeting will not, by itself, constitute revocation of the proxy.

How do I vote my shares?

Whether you hold shares directly as the stockholder of record or through a bank, broker or other nominee, as the beneficial owner you may direct how your shares are voted without attending the Annual Meeting. If your shares are registered directly in your name, you are encouraged to vote by the Internet, by telephone or by completing, signing, dating and returning a proxy card, but not by more than one method. If you vote by Internet or telephone, you do not need to return a proxy card. If you vote by more than one method, only the last vote that is submitted will be counted and each previous vote will be disregarded. Please refer to the instructions provided in the Notice of Internet Availability or proxy card provided to you for information on the available voting methods. If your shares are held in “street name” by a bank, broker or other nominee, that person, as the record holder of your shares, is required to vote your shares in accordance with your instructions. Your bank, broker or other nominee will send you directions on how to vote your shares.

How does the Board of Directors recommend that I vote?

Our Board of Directors unanimously recommends that you vote:

(1)	“FOR” the election of the nominee for Class I director;
(2)	“FOR” the non-binding advisory vote on the compensation of our named executive officers;
(3)	“ONE YEAR” for the non-binding advisory vote regarding the frequency of advisory votes on the compensation of our named executive officers; and
(4)	“FOR” the ratification of the appointment of Marcum as our independent registered public accounting firm for our fiscal year ended March 31, 2025.

What is the voting requirement to approve each of the proposals?

With respect to the election of directors (Proposal 1), directors will be elected by a plurality of the votes cast. In other words, because there are no other nominees for election as a Class I director other than the person named in the enclosed proxy card and assuming such person receives at least one vote, such person will be re-elected to our Board of Directors. You may: (i) vote for all director nominees as a group; (ii) withhold authority to vote for all director nominees as a group; or (iii) vote for all director nominees as a group except those nominees you identify on the appropriate line. Votes that are withheld and broker non-votes will have no effect on the outcome of the election of directors.

With respect to the non-binding advisory vote on the compensation of our named executive officers (Proposal 2), the affirmative vote of a majority of the votes cast by the common stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required to approve such proposal. Even though this vote will neither be binding on the Company or the Board of Directors nor will it create or imply any change in the fiduciary duties of the

Company or the Board of Directors, the Compensation and Human Capital Committee will take into account the outcome of the vote when considering future executive compensation decisions. Abstentions and broker non-votes will not affect the outcome of the vote on this proposal.

With respect to the non-binding advisory vote regarding the frequency of advisory votes on the compensation of our named executive officers (Proposal 3), the affirmative vote of a majority of the votes cast by the common stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required to approve such proposal. Even though this vote will neither be binding on the Company or the Board of Directors nor will it create or imply any change in the fiduciary duties of the Company or the Board of Directors, the Board of Directors will take into account the outcome of the vote in making a determination on the frequency at which advisory votes on executive compensation will be included in the Company’s proxy statement. Abstentions and broker non-votes will not affect the outcome of the vote on this proposal.

With respect to Proposal 4, the affirmative vote of a majority of the votes cast by the common stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required for the ratification of the selection of Marcum as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2025. Abstentions and broker non-votes, if any, will not affect the outcome of the vote on this proposal. As noted above, we do not currently anticipate any broker non-votes in respect of this proposal.

What do I need to be able to attend the Annual Meeting online?

We will be hosting our Annual Meeting via live webcast only. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/CGRN2024. The webcast will start at 9:00 a.m., Pacific Time on February 12, 2025. Stockholders may vote and ask questions while attending the Annual Meeting online. In order to be able to attend the Annual Meeting, you will need the 16-digit control number which is on your Notice of Internet Availability, proxy card or in the instructions accompanying your proxy materials.

How can I submit a question at the Annual Meeting?

If you would like to submit a question during the Annual Meeting, log into www.virtualshareholdermeeting.com/CGRN2024 by using the 16-digit control number located on your Notice of Internet Availability, proxy card or in the instructions accompanying your proxy materials, type your question into the “Ask a Question” field, and click “Submit.” Questions pertinent to meeting matters will be read and answered during the meeting, subject to time constraints. The questions and answers will be available as soon as practicable after the Annual Meeting at www.virtualshareholdermeeting.com/CGRN2024 and will remain available for one week after posting.

What if I have technical difficulties or trouble accessing the Annual Meeting?

If you encounter any technical difficulties with accessing the audio webcast on the meeting day a phone number will be posted 15 minutes before the meeting start time on February 12, 2025. Technical support will be available starting at 8:30 a.m. Pacific Time, which is 30 minutes before the meeting start time, and will remain available until the Annual Meeting has ended.

Who pays for the cost of soliciting proxies?

We will pay the expense of soliciting proxies and the cost of preparing and distributing material in connection with the solicitation of proxies. Our directors, officers or employees may also solicit proxies by mail, e-mail, telephone, facsimile or other means. These individuals will not receive any additional compensation for these efforts.

What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the 2025 Annual Meeting?

While we expect that the date of the 2025 Annual Meeting of stockholders will change by more than 30 days from the anniversary of our 2024 Annual Meeting, as of the date of this Proxy Statement, the Board has not determined the date of our 2025 Annual Meeting. We intend to file a Current Report on Form 8-K disclosing the date of our 2025 Annual Meeting and the specific deadlines for timely submission of any stockholder proposal or stockholder director nominations following the Board’s determination of such date. The general qualification requirements and deadlines for stockholder proposals relating to the 2025 Annual Meeting are set forth below.

In order to be considered for inclusion in our proxy statement and proxy card relating to the Company’s 2025 Annual Meeting, stockholder proposals must be submitted in accordance with the procedures in Rule 14a-18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Typically, for such proposals or nominations to be considered timely under Rule 14a-18, they must be received in writing by us no later than 120 days before the date on which we first sent our proxy materials for the prior year’s annual meeting of stockholders. However, since we anticipate that the date of the 2025 Annual Meeting will change by more than 30 days from the anniversary of our 2024 Annual Meeting, such proposals must be delivered in written form to our Secretary at Capstone Green Energy Holdings, Inc., 16640 Stagg Street, Van Nuys, CA 91406, Attention: Secretary, a reasonable time before we begin to print and send our proxy materials. Any proposal may be included in next year’s proxy materials only if it complies with the rules and regulations promulgated by the SEC. Nothing in this section shall be deemed to require us to include in our proxy statement or our proxy relating to any meeting any stockholder proposal or nomination that does not meet all of the requirements for inclusion established by the SEC. The officer presiding at the meeting may exclude matters that are not properly presented in accordance with these requirements.

Pursuant to our bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board of Directors or by a stockholder who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice and on the record date for the determination of stockholders entitled to vote at such annual meeting. To be timely under the advance notice provisions of our bylaws, any notice submitted by a stockholder who wishes to present a proposal or nomination for director at an annual meeting must be received by us not later than the close of business on the 120th day nor earlier than the close of business on the 150th day before the first anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 70 days after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the close of business on the 150th day before the meeting and not later than the later of (x) the close of business on the 120th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by us. Any such notice must contain the information required by our bylaws. The public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice. See “Governance of the Company and Practices of the Board of Directors—Director Recommendation and Nomination Process” for additional information with respect to our director recommendation and nomination processes. The foregoing bylaw provisions do not affect a stockholder’s ability to request inclusion of a proposal in our proxy statement within the procedures and deadlines set forth in Rule 14a-8 of the SEC’s proxy rules.

Any notice of director nomination must also include the additional information required by Rule 14a-19 under the Exchange Act. The advance notice requirement under Rule 14a-19 does not override or supersede the longer advance notice requirement under our bylaws.

The date of this Proxy Statement is December 27, 2024.

PROPOSAL 1

ELECTION OF DIRECTORS TO THE BOARD OF DIRECTORS

The Board currently consists of seven directors and is divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year. The term of Class I directors expires at this Annual Meeting, which is the first annual meeting of stockholders following the initial classification of the Board. The term of Class II directors expires at the second annual meeting following the initial classification, and the term of Class III directors expires at the third annual meeting following the initial classification. At each succeeding annual meeting of stockholders, beginning with this Annual Meeting, each of the successors elected to replace the class of directors whose term expires at that annual meeting will be elected for a three-year term.

Directors in Class I will stand for election at this Annual Meeting. The terms of office of directors in Class II and Class III do not expire until the 2025 and 2026 annual meetings of stockholders, respectively. The Governance and Sustainability Committee has recommended that, and the Board has nominated, Ms. Ping Fu who is currently serving as a director in Class I, be elected as a Class I director for a term expiring at the 2027 annual meeting of stockholders or until the election and qualification of her successor in office, subject to her earlier death, resignation, retirement, disqualification or removal. Ms. Yon Y. Jorden’s term as a Class I director also expires at this Annual Meeting, and she has not been nominated to stand for re-election as a Class I director. We thank Ms. Jorden for her distinguished service to the Company. The Board has determined that following the conclusion of the Annual Meeting, our Board of Directors will be reduced from seven to six directors and Class I will be reduced from two directors to one director.

The Board has determined that Mr. Robert C. Flexon, Ms. Yon Y. Jorden, Mr. Robert F. Powelson, Ms. Denise M. Wilson, Ms. Ping Fu and Mr. John P. Miller are independent directors as defined in Rule 5605(a)(2) under the Marketplace Rules of the National Association of Securities Dealers, Inc. (the “NASDAQ Rules”). There are no arrangements or understandings between any of our directors, nominees for directors or officers and any other person pursuant to which any director, nominee for director or officer was or is to be selected as a director, nominee or officer, as applicable. Other than Mr. Flexon in respect of the bankruptcy filing of Dynegy’s subsidiary and the Company’s Chapter 11 bankruptcy proceedings, no director has been involved in any legal proceedings required to be disclosed under Item 401(f) of Regulation S-K.

The positions of Chief Executive Officer and Chair of the Board of Directors are currently each filled by a different individual, Mr. Vincent J. Canino and Mr. Flexon, respectively. If the position of Chair of the Board of Directors is vacant, or if he or she is absent, the Chief Executive Officer presides, when present, at meetings of stockholders.

Additionally, our Board of Directors has Compensation and Human Capital, Audit and Governance and Sustainability Committees. Ms. Wilson, Ms. Jorden, and Mr. Powelson each currently serve as a Committee Chair, with Ms. Wilson serving as Chair of the Compensation and Human Capital Committee, Ms. Jorden serving as Chair of the Audit Committee and Mr. Powelson serving as Chair of the Governance and Sustainability Committee. As part of the Board refresh process, Ms. Jorden will not stand for re-election and effective immediately following the Annual meeting Mr. Miller will become the Audit Committee Chairman and member of the Compensation and Human Capital Committee.

We believe that the Chair of the Board, Chairs of the committees and the remaining members of the Board all have relevant experience and background to provide leadership and guidance to the Company and the Company’s management. Specifically, we believe that the members of the Board have relevant leadership, technology, finance, industry and market experience necessary for their positions as directors of the Company and provide for a leadership structure that is appropriate for the Company.

Shares represented by each properly executed proxy will be voted for the one Class I nominee named below, unless contrary instructions are set forth on such proxy. Proxies cannot be voted for a greater number of individuals than the number of nominees. The nominee has agreed to stand for re-election and to serve, if elected, as a director. However, if such nominee fails to stand for re-election or is unable to accept election, the proxies will be voted for the election of such other person as the Board may recommend.

Nominee to Our Board of Directors

Name	Age	Director Since	Position
Ping Fu	66	2021	Independent Director

Ping Fu

Ping Fu has been a director since August 2021. She currently serves on the board of directors of Live Nation Entertainment (NYSE: LYV), the world’s largest live entertainment company, as well as the board of directors of Long Now Foundation and Burning Man Project. In 1996, Ms. Fu co-founded Geomatic, a leader in 3D imaging and 3D printing technologies that has fundamentally changed the way products are designed and manufactured around the world, and she served as its CEO until 2013. Following the acquisition by 3D Systems (NYSE: DDD) of Geomagic in 2013, Ms. Fu served as Chief Strategy Officer and Chief Entrepreneur Officer at 3D Systems until 2016. She was also part of the team that created the NCSA Mosaic software and HTTP server software, which were key in the early development of the Internet. Ms. Fu has received numerous awards for her leadership, including the Outstanding American by Choice award from the U.S. Citizenship and Immigration Services, the Ernst & Young Entrepreneur of the Year award and Inc. Magazine’s Entrepreneur of the Year award. Ms. Fu’s book, Bend Not Break: A Life in Two Worlds, was on the New York Times bestseller list.

Ms. Fu brings to the Board extensive experience in senior executive and leadership positions, global business experience and expertise in technology trends, social change and policy making.

Continuing Directors

Name	Age	Director Since	Position
Class II Directors
Robert C. Flexon	66	2018	Chair of the Board
Robert F. Powelson	55	2019	Independent Director
Denise M. Wilson	65	2019	Lead Independent Director
Class III Directors
Vincent J. Canino(1)	61	2024	Director, President & Chief Executive Officer
John P. Miller(2)	67	2024	Independent Director

(1)	Mr. Canino joined the Board on March 11, 2024 in connection with his appointment as President and Chief Executive Officer.
(2)	Mr. Miller joined the Board on February 26, 2024.

Robert C. Flexon

Robert C. Flexon has been a director since April 2018 and has served as Chair since January 2021. Mr. Flexon served as our Executive Chairman from August 9, 2023 until March 31, 2024 and as our Interim President and Chief Executive Officer from August 22, 2023 until March 10, 2024. Mr. Flexon currently serves as President, Chief Executive Officer and a member of the board of directors of UGI Corporation (NYSE: UGI), a distributor and marketer of energy products and related services and he has served in such positions since November 2024. Mr. Flexon serves as Chairman of the Board of Nexus Water Group since April 2024. He previously served as a director of PG&E Corporation (NYSE: PCG) from June 2020 and chair of the board from July 2020, until October 2024. He has also served as a director for Charah Solutions, Inc. (NYSE: CHRA) from June 2018 to July 2023 and of the Electric Reliability Council of Texas (ERCOT) from December 2021 to November 2024. Mr. Flexon was President and Chief Executive Officer and a director of Dynegy Inc. (NYSE: DYN), a power-generating company that owns and operates a number of natural gas-fueled or coal-fueled power stations in the U.S, from July 2011 to April 2018. Prior to joining Dynegy, Mr. Flexon served as the Chief Financial Officer of UGI Corporation from February 2011 to July 2011. Mr. Flexon was the Chief Executive Officer of Foster Wheeler AG (Nasdaq: FWLT) from June to October 2010 and the President and Chief Executive Officer of Foster Wheeler USA from November 2009 to May 2010. Prior to joining Foster Wheeler, Mr. Flexon was Executive Vice President and Chief Financial Officer of NRG Energy, Inc. (NYSE: NRG) from February to November 2009. Mr. Flexon previously served as Executive Vice President and Chief Operating Officer of NRG Energy from March 2008 to February 2009 and as its Executive Vice President and Chief Financial Officer from 2004 to 2008. Prior to joining NRG Energy, Mr. Flexon held executive positions with Hercules, Inc. and various key positions, including General Auditor, with Atlantic Richfield Company. In addition, Mr. Flexon was a CPA with the former Coopers & Lybrand from 1980 to 1987. Mr. Flexon served on the public board of directors of Foster Wheeler from 2006 until 2009 and from May to October 2010, of Westmoreland Coal Company from 2017 to 2019 and of TransAlta Corp. from 2019 to 2020. He served on the board of directors for Genesys Works-Houston, an organization that transforms the lives of disadvantaged high school students through meaningful work experience, from 2016 to 2021. He also served on the board of directors of Baker Ripley, a Texas non-profit organization that connects low-income people to opportunities, from 2014 to 2016. He has served on the board of directors of Nexus, a privately held water utility company, since April 2024. Mr. Flexon holds a Bachelor of Science degree in Accounting from Villanova University. He became a Certified Public Accountant (inactive) in the State of Pennsylvania.

Among his other skills and expertise, Mr. Flexon brings to the Board over a decade of experience in accounting and financial matters and has a breadth of executive management experience. In his years as an energy industry executive, he has developed a deep comprehension of wholesale power generation markets and customers.

John P. Miller

John P. Miller has been a director since February 2024. He has over 40 years of broad-based executive management experience in the manufacturing, distribution and transportation industries and has served in senior finance and leadership roles at public and private companies across a range of industry categories. He is serving as Chairman of the Audit Committee on the Board of Directors of Spruce Power Holding Corporation, an owner and operator of distributed solar energy assets, since 2022. From 2017 to 2021, he served as Chief Executive Officer of Power Solutions International, Inc., a publicly traded company focusing on the design, engineering and manufacture of a broad range of advanced, emission-certified engines and power systems. From 2008 until 2016, Mr. Miller served in operational and financial management positions of increasing responsibility at Navistar International Corporation, a global vehicle manufacturer and solutions provider, including as Senior Vice President of Operations and Corporate Finance. Prior to such roles, he served in the role of Chief Financial Officer of Laidlaw International, Inc., a provider of public transportation services, Chicago Metallic Corporation, a global manufacturer of suspended ceiling and metal products, Fleetpride, Inc., a distributor of heavy duty truck parts, and Peapod, an online grocery delivery company. Mr. Miller received his Master of Business Administration from the University of Michigan and a Bachelor of Arts degree in economics from DePauw University.

Among his other skills and expertise, Mr. Miller brings to the Board of Directors extensive industry experience and expertise in financial management and strategic planning.

Robert F. Powelson

Robert F. Powelson has been a director since June 2019. Mr. Powelson has served as the President and Chief Executive Officer of the National Association of Water Companies (“NAWC”) since June 2018. Prior to joining NAWC, Mr. Powelson was nominated to the Federal Energy Regulatory Commissioner (“FERC”) by President Donald J. Trump in May 2017, confirmed by the U.S. Senate in August 2017, and served as a member of FERC until August 2018. Prior to his appointment to FERC, Mr. Powelson served on the Pennsylvania Public Utility Commission (“PUC”) from June 2008 to August 2017, and served as the PUC’s chairman from February 2011 to May 2015. Mr. Powelson also served on Pennsylvania’s Marcellus Shale Advisory Commission from March 2011 to July 2011. Prior to joining the PUC, Mr. Powelson served as president of the Chester County Chamber of Business & Industry from February 1994 to July 2008. Mr. Powelson was also a past president of the National Association of Regulatory Utility Commissioners (“NARUC”), where he also was a member of the board of directors from March 2011 to July 2017. Mr. Powelson served as chairman of the NARUC Committee on Water and Power and represented the Water Committee on NARUC’s Task Force on Climate Policy. Mr. Powelson holds a Masters of Governmental Administration from the University of Pennsylvania and a Bachelor of Arts from St. Joseph’s University.

Among his other skills and expertise, Mr. Powelson brings to the Board extensive expertise in public utilities, the regulatory environment and public policy.

Denise M. Wilson

Denise M. Wilson has been a director since November 2019. Ms. Wilson served as Executive Vice President and President, Alternative Energy Businesses for NRG Energy, Inc. (NYSE: NRG), an independent power company with generation, energy retail business and cleantech ventures, from July 2011 through January 2016. Ms. Wilson served as Executive Vice President and Chief Administrative Officer of NRG from September 2008 through July 2011. Prior to September 2008, Ms. Wilson served as Executive Vice President, Human Resources for Nash-Finch Company, a national food distributor, and other various senior roles at NRG from 2000 through 2007. Prior to joining NRG, Ms. Wilson held various key positions as Vice President Human Resources with Metris Companies Inc. and Director, Human Resources with General Electric ITS. Ms. Wilson holds a Masters in Industrial Relations from the University of Minnesota.

Among her other skills and expertise, Ms. Wilson brings to the Board extensive experience as President of a Fortune 500 company that generates electricity and provides energy solutions and natural gas to millions of residential, small business, and commercial and industrial customers.

Vincent J. Canino

Vincent J. Canino was appointed as President and Chief Executive Officer and a member of the Board on March 11, 2024. Prior to joining the Company, Mr. Canino served as the Chief Operating Officer of ESS Tech, Inc. (NYSE: GWH), a developer of long-duration energy storage solutions, from September 2022 to March 2024. He previously spent approximately eight years with Smardt Chiller Group, Inc. (“Smardt”), a manufacturer of oil-free chillers, most recently serving as Smardt’s President and Chief Executive Officer. Mr. Canino also served in various roles with Trane Commercial Systems (“Trane”), a manufacturer of heating, ventilation and air conditioning systems, including as Trane’s Vice President, Enterprise Businesses and Renewable Energy. Mr. Canino’s career includes multiple leadership, management, operations and sales roles with publicly traded and privately held organizations. Mr. Canino serves as a Board of Directors member of Western Washington University and holds a Master of Science in Engineering Mechanics from Pennsylvania State University and a Bachelor of Technology in Mechanical Engineering from the State University of New York at Binghamton.

Among his other skills and expertise, Mr. Canino brings to the Board his unique perspective as President and Chief Executive Officer of the Company and substantial executive and industry experience.

Vote Required

Directors are elected by a plurality of the votes cast at the Annual Meeting. This means that the nominees receiving the highest number of affirmative (“FOR”) votes (among votes properly cast virtually or by proxy) will be elected as directors. In other words, because there are no other nominees for election as Class I directors other than the person named in the enclosed proxy card, and assuming such person receives at least one vote, such director will be re-elected to the Board as a Class I director. Shares represented by executed proxies will be voted for which no contrary instruction is given, if authority to do so is not withheld, “FOR” the election of the nominee named above.

Only votes “FOR” will affect the outcome. Broker non-votes and withheld votes will have no effect on this proposal.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEE OF THE BOARD OF DIRECTORS AS A CLASS I DIRECTOR OF THE COMPANY.

GOVERNANCE OF THE COMPANY AND PRACTICES OF THE BOARD OF DIRECTORS

Board of Directors; Leadership Structure

The Board of Directors met thirty (30) times during the fiscal year ended March 31, 2024 (the “2024 Fiscal Year” or “Fiscal 2024”). The Board of Directors has established an Audit Committee, a Compensation and Human Capital Committee and a Governance and Sustainability Committee. During Fiscal 2024, each director attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors of the Company (held during the period for which he or she was a director) and (2) the total number of meetings of all committees of the Board of Directors on which the director served (during the periods that he or she served). The Company strongly encourages each member of the Board of Directors to attend each annual meeting of stockholders. Due to its financial restructuring, the Company did not hold a 2023 annual meeting of stockholders. The Board’s independent directors met in executive session, without members of the Company’s management present, at all of the regularly scheduled meetings of the Board of Directors in Fiscal 2024.

The Board of Directors is committed to having a sound governance structure that promotes the best interests of all of the Company’s stockholders. To that end, the Board of Directors has evaluated and actively continues to examine emerging corporate governance trends and best practices. Stockholder perspectives play an important role in that process. The following are the key aspects of the Company’s governance structure:

●	The Board of Directors is predominantly independent. Of our seven directors, only one (our President and Chief Executive Officer) is an employee of the Company. Further, the Board of Directors has affirmatively determined that all six of our other directors are independent under SEC and NASDAQ corporate governance rules, as applicable.
●	The Board of Directors is divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year for a three-year term.
●	Our Board of Directors committees are comprised exclusively of independent directors.
●	Our independent directors meet in executive sessions at every regularly scheduled Board of Directors and committee meeting.
●	We have separated the roles of Chair of the Board of Directors and Chief Executive Officer. Our Chair focuses on Board of Directors oversight responsibilities, strategic planning, setting Board of Directors agendas and mentoring company officers, as well as facilitating communications between the Board of Directors and management.
●	Our Board of Directors is very active and our directors are engaged. As noted above, each of our directors attended at least 75% of the 2024 Fiscal Year Board of Directors meetings and meetings of the committees on which such director served.

We believe our Board of Directors structure serves the interests of stockholders by balancing Board of Directors continuity and the promotion of long-term thinking with the need for director accountability.

Risk Oversight

The Board of Directors oversees an enterprise-wide approach to risk management designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and to enhance stockholder value. A fundamental part of risk management is not only understanding the risks the Company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the full Board of Directors in setting the Company’s business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company. The full Board of Directors participates in an annual enterprise risk management assessment.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board of Directors also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from the Company’s internal auditors. In setting compensation, the Compensation and Human Capital Committee strives to create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy and is responsible for oversight with respect to compensation and succession planning risks.

Cybersecurity Governance

The Board of Directors is responsible for overseeing assessments of major risks facing the Company and for reviewing options to mitigate these risks. It has delegated oversight responsibility for information security matters is shared by the Audit Committee, CFO and our internal informational technology (“IT”) resources. Our CFO oversees our cybersecurity risk management, including appropriate risk mitigation strategies, systems, processes, and controls, and receives updates from IT and our third-party IT service provider on cybersecurity and information security matters. The CFO communicates periodically with the Audit Committee and Board of Directors on the state of our cybersecurity risk management, current and evolving threats, and recommendations for changes. We have also implemented a cyber incident response plan that provides a protocol to report certain incidents to the CFO with the goal of timely assessment of such incidents, determining applicable disclosure requirements and communicating with the Audit Committee and Board of Directors for timely and accurate reporting of any material cybersecurity incident.

Board Committees

Each of the Board’s established standing committees operates under a charter that has been approved by the Board. The following table provides information for the current membership for each of the committees of the Board of Directors:

		Compensation &	Governance &
	Audit	Human	Sustainability
Directors	Committee	Capital Committee	Committee
Vincent J. Canino
Robert C. Flexon(1)
Ping Fu	*		*
Yon Y. Jorden(2)	C	*
John P. Miller(3)	*		*
Robert F. Powelson		*	C
Denise M. Wilson		C	*

C Chair

* Member

(1) Mr. Flexon will join the Audit Committee after the conclusion of the Annual Meeting.

(2) Ms. Jorden’s term as a Class I director expires at this Annual Meeting, and she has not been nominated to stand for re-election as a Class I director. We thank Ms. Jorden for her distinguished service to the Company.

(3) Following the conclusion of the Annual Meeting, Mr. Miller will depart the Governance and Sustainability Committee and will become Chair of the Audit Committee.

Audit Committee

The Audit Committee currently consists of Ms. Jorden (Chair), Ms. Fu and Mr. Miller. Mr. Flexon, who previously served on the Audit Committee, resigned from the Audit Committee following his appointment as Executive Chairman in August 2023. Upon his appointment to the Board of Directors on February 26, 2024, Mr. Miller was appointed to the Audit Committee. Mr. Miller will become the Audit Chair and Mr. Flexon will rejoin as an Audit Committee member, following the conclusion of the Annual Meeting. The Audit Committee is constituted to comply with Section 3(a)(58)(A) of the Exchange Act and is responsible, among other items, for: (i) overseeing the Company’s accounting and financial reporting practices; (ii) annually retaining the independent public accountants as auditors of the financial statements and accounts of the Company; (iii) monitoring the scope of audits made by the independent public accountants and the audit reports submitted by the independent public accountants; (iv) overseeing the systems of internal control which management and the Board of Directors have established; and (v) discussing with management and the independent and internal auditors the Company’s major financial risk exposure and the steps taken to monitor and control such exposure. In addition, the Audit Committee reviews and approves all related party transactions. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is available on the Company’s website at www.capstonegreenenergy.com. Pursuant to its written charter, the Audit Committee reviews its charter on an annual basis for compliance, best practices and any other needed updates or changes. During Fiscal 2024, the Audit Committee held twelve (12) meetings. The Board of Directors has determined that each of Ms. Jorden and Mr. Miller is an “audit committee financial expert,” as that term is defined by applicable rules adopted by the SEC. The Board of Directors has further determined that each member of the Audit Committee is independent and financially literate as defined by Nasdaq and SEC rules, as applicable.

Audit Committee Report

In performing its functions, the Audit Committee acts primarily in an oversight capacity. Management is responsible for the integrity of the Company’s financial statements, as well as its accounting and financial reporting process, principles and internal controls to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accountants have the primary responsibility for performing an independent audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted auditing principles. Members of the Audit Committee are not professionally engaged in the practice of auditing or accounting, and all members are not experts in the fields of accounting or auditing, including auditor independence. The Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for preparing financial statements and reports and implementing internal controls over financial reporting. The Audit Committee also relies on the work and assurances of the Company’s internal auditors, which have the primary responsibility to test and evaluate the internal controls over financial reporting. In addition, the Audit Committee selects the Company’s independent registered public accountants and has the authority to engage independent counsel and other advisors as it deems necessary.

In this context, the Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company contained in the Company’s Annual Report on Form 10-K as of and for the year ended March 31, 2024 with management and Marcum, the Company’s independent registered public accounting firm for the year ended March 31, 2024. The Audit Committee has discussed with Marcum the matters required to be discussed by the Statement on Auditing Standard No. 1301, “Communications with Audit Committees,” as currently in effect and as adopted by the Public Company Accounting Oversight Board of Directors, both with and without management present. In addition, the Audit Committee has received and reviewed the written disclosures and the letter from Marcum required by applicable requirements of the Public Company Accounting Oversight Board of Directors regarding Marcum’s communications with the Audit Committee concerning independence and has discussed with Marcum their independence from the Company.

In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by the management of the Company and by the independent auditors. Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K as of and for the year ended March 31, 2024 for filing with the SEC.

Audit Committee*
Yon Y. Jorden, Chair

John P. Miller

Ping Fu

* Mr. Miller will become Chair of the Audit Committee, and Mr. Flexon will join the Audit Committee, following the conclusion of the Annual Meeting.

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to Regulation 14A other than as provided in SEC Regulation S-K, Item 407 or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

Compensation and Human Capital Committee

The Compensation and Human Capital Committee currently consists of Ms. Wilson (Chair), Mr. Powelson and Ms. Jorden. As part of the board refresh initiative, Mr. Miller will become a member of the Compensation and Human Capital Committee. The Compensation and Human Capital Committee is comprised solely of directors who qualify as independent for purposes of Nasdaq rules in conformance with the Compensation and Human Capital Committee’s charter, and are “non-employee directors,” as defined in Rule 16b-3 under the Exchange Act, and “outside directors,” as defined under Section 162(m) of the Internal Revenue Code of 1986, amended (the “Code”). The functions of the Compensation and Human Capital Committee include: (i) annually reviewing and recommending to the Board of Directors the corporate goals and objectives relevant to the compensation of our Chief Executive Officer; (ii) evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives and, based on such evaluation, recommending to the Board of Directors the compensation of our Chief Executive Officer; (iii) determining the compensation of all executive officers other than the Chief Executive Officer; (iv) retaining, terminating and approving the compensation of any compensation advisors; (v) reviewing and approving our policies and procedures for the grant of equity based awards; (vi) reviewing and approving grants of awards under our incentive based compensation plans and equity based plans; (vii) reviewing and making recommendations to the Board of Directors with respect to director compensation; (viii) reviewing and overseeing the Company’s policies and practices relating to human capital management; (ix) reviewing, monitoring and providing recommendations to our Board of Directors on our workplace policies and practices, including corporate culture and employee engagement, talent management and leadership development, employee diversity and inclusion, and ensuring a respectful workplace free of discrimination and harassment; and (x) reviewing and evaluating, at least annually, the performance of our Compensation and Human Capital Committee and its members, and reporting to the Board of Directors on the results of such evaluation. The Compensation and Human Capital Committee operates under a written charter adopted by the Board of Directors, a copy of which is available on the Company’s website at www.capstonegreenenergy.com. Pursuant to its written charter, the Compensation and Human Capital Committee reviews its charter on an annual basis for compliance, best practices and any other needed updates or changes. During Fiscal 2024, the Compensation and Human Capital Committee held four (4) meetings.

Governance and Sustainability Committee

The Governance and Sustainability Committee currently consists of Mr. Powelson (Chair), Ms. Wilson, Mr. Miller and Ms. Fu. Mr. Miller was appointed to the Governance and Sustainability Committee upon his appointment to the Board of Directors on February 26, 2024. Following the conclusion of the Annual Meeting, Mr. Miller will depart the Governance and Sustainability Committee and will become Chair of the Audit Committee. The Governance and Sustainability Committee is comprised solely of “independent directors” as defined by Nasdaq rules in conformance with the Governance and Sustainability Committee’s charter. The Governance and Sustainability Committee is responsible for, among other things, (i) monitoring corporate governance matters; (ii) recommending to the full Board of Directors candidates for election to the Board of Directors and committees of the Board of Directors; (iii) coordinating the Board of Directors evaluation process; (iv) providing general oversight in respect of corporate governance, social responsibility, and sustainability matters; and (v) overseeing succession planning of the CEO and other key positions. The Governance and Sustainability Committee operates under a written charter adopted by the Board of Directors, a copy of which is available on the Company’s website at www.capstonegreenenergy.com. Pursuant to its written charter, the Governance and Sustainability Committee reviews its charter on an annual basis for compliance, best practices and any other needed updates or changes. During Fiscal 2024, the Governance and Sustainability Committee held one (1) meeting.

Board of Directors Refreshment and Performance Evaluations

We understand the importance of maintaining a Board of Directors that is comprised of individuals with fresh perspectives and a diversity of skills. Pursuant to our Corporate Governance Guidelines, directors generally are not eligible for nomination for a term that extends beyond his or her 72nd birthday. In addition, management directors are required to offer to resign from the Board of Directors upon their termination as an employee of the Company (other than as a result of normal retirement), which resignation may be accepted by the Board of Directors in its sole discretion, and a non-employee director must inform, and offer his or her resignation to, the Board of Directors in the event of any principal occupation or business association change, including retirement. The Board of Directors does not believe that directors who retire from or change the primary occupation that they held when they were first elected to the Board of Directors should necessarily leave the Board of Directors in every instance. The Board of Directors and Governance and Sustainability Committee each balance the need for periodic board refreshment against the need for continuity, a broad range of experience and an understanding of the industry in which we operate.

The charter of each of the Audit Committee, the Compensation and Human Capital Committee and the Governance and Sustainability Committee requires an annual performance evaluation, and the Company’s Corporate Governance Guidelines also mandate an annual evaluation of the Board of Directors. Such performance evaluations are designed to assess whether the Board of Directors and its committees function effectively and make valuable contributions to the Company. In June 2024, the Governance and Sustainability Committee conducted an assessment of the performance of the Board of Directors, as well as an assessment of each member’s skill sets and experience and how such skill sets and experience align with the needs of the Company in reaching the Company’s strategic objectives. In July 2024, the Governance and Sustainability Committee and the Board of Directors discussed the results of the assessments and put a follow-up process in place to conduct the annual performance evaluation of the Audit Committee, the Compensation and Human Capital Committee and the Governance and Sustainability Committee as well as the Board of Directors.

Director Recommendation and Nomination Process

Nominations of persons for election to our Board of Directors by the stockholders may be made at an annual meeting of stockholders by any stockholder who (i) was a stockholder of record entitled to vote in the election of directors at the time of giving of notice provided for below and on the record date for the determination of stockholders entitled to vote at such annual meeting, and (ii) complies with the notice procedures set forth below and as further described in our bylaws as to such nomination.

Without qualification, for nominations, the stockholder must have given timely notice thereof in writing to the Secretary of the Company at:

Capstone Green Energy Holdings, Inc.

16640 Stagg Street

Van Nuys, CA 91406

Attention: John J. Juric

As discussed in the Company’s bylaws, the notice must set forth: (i) certain information as to each nominee such stockholder proposes to nominate at the meeting as set forth in the Company’s bylaws, including such person’s written consent to being named in the proxy statement, proxy card and ballot as a nominee and to serving as a director if elected, and (ii) certain information as to, and certain representations and certifications from, the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is being made, as set forth in the Company’s bylaws. See “What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the 2025 Annual Meeting?” for deadlines covering the timely submission of stockholder notices for director nominations under the Company’s bylaws.

The above does not purport to provide in detail the requirements for a stockholder’s nomination of the director. A stockholder interested in nominating a director to our Board of Directors is encouraged to review our bylaws and the SEC’s proxy rules, as any stockholder nomination must comply with the applicable provisions of our bylaws and the SEC’s proxy rules and will be handled in accordance with our bylaws and applicable laws.

The Governance and Sustainability Committee reviews the composition and size of the Board of Directors and determines the criteria for Board of Directors membership. In addition, the Governance and Sustainability Committee reviews the qualifications, qualities, skills and other expertise of prospective candidates to determine whether they will make good candidates for membership on the Company’s Board of Directors. This consideration includes, at a minimum, a review of each prospective candidate’s character, judgment, experience, expertise, age, diverse characteristics, independence under applicable law and freedom from other conflicts, as well as other factors that the Governance and Sustainability Committee deems relevant in light of the needs of the Board of Directors and the Company and/or that are in the best interests of the Company, including the ability to dedicate sufficient time, energy and attention to performance of Board of Directors duties, among other things. The Governance and Sustainability Committee selects qualified candidates and recommends those candidates to the Board of Directors, and the Board of Directors then decides if it will invite the candidates to be nominees for election to the Board of Directors. The Governance and Sustainability Committee also considers legal requirements, including stock exchange requirements and applicable laws and regulations.

The Governance and Sustainability Committee also considers issues of diversity, such as diversity of education and professional experience and differences in viewpoints, skills and backgrounds, including gender, race and ethnicity differences, as well as other differentiating characteristics. The Governance and Sustainability Committee actively considers all relevant factors when considering nominees for directors, including the factors outlined above, when evaluating potential nominees to the Board of Directors. The Board of Directors and the Governance and Sustainability Committee believe that it is essential that members of the Board of Directors represent diverse viewpoints.

The Governance and Sustainability Committee uses the following process to identify prospective candidates for the Board of Directors and to evaluate all candidates, including candidates recommended by stockholders in accordance with the Company’s policy regarding stockholder recommendations and the director nominations process. The Governance and Sustainability Committee: (i) reviews the composition and size of the Board of Directors and determines the criteria for Board of Directors membership; (ii) evaluates the Board of Directors for effectiveness and makes a verbal presentation of its findings to the Board of Directors; (iii) determines whether the current members of the Board of Directors who satisfy the criteria for Board of Directors membership are willing to continue in service; if the current members of the Board of Directors are willing to continue in service, the Governance and Sustainability Committee evaluates the performance of such Board of Directors members and considers those current members for re-nomination, and if the current members of the Board of Directors are not willing to continue in service or if there will be an increase in the number of directors on the Board of Directors, the Governance and Sustainability Committee considers candidates who meet the criteria for Board of Directors membership; (iv) if necessary, engages a search firm to assist with the identification of potential candidates; (v) compiles a list of potential candidates; (vi) evaluates the prospective candidates, including candidates recommended by stockholders, to determine which of the prospective candidates, if any, will best represent the interests of all stockholders and determines whether any conflicts of interest exist; (vii) holds meetings to narrow the list of prospective candidates; (viii) along with the Chair of the Board of Directors and management, interviews a select group of prospective candidates; (ix) approves the candidate or candidates who are most likely to advance the best interests of the stockholders; and (x) recommends the selected candidate or candidates to the Board of Directors and the stockholders for approval. The Governance and Sustainability Committee, which may request the assistance of members of the Board of Directors who are not on the Governance and Sustainability Committee in the execution of its duties, carefully documents the selection and evaluation process.

Stockholder Communications

The Company has a policy whereby stockholders may communicate directly with the Company’s Board of Directors, or individual members of the Board of Directors, by writing to the Company at:

Capstone Green Energy Holdings, Inc.

16640 Stagg Street

Van Nuys, CA 91406

Attention: John J. Juric, Secretary

and indicating prominently on the outside of any envelope that the communication is intended for: (i) the Board of Directors; (ii) the Chair of the Board of Directors; (iii) a specific committee of the Board of Directors; (iv) the non-management directors; or (v) any director or subset of directors of the Board of Directors. The Secretary reviews all correspondence and regularly forwards to the appropriate director, directors or the Board of Directors copies of all communications that, in the opinion of the Secretary, deal with the functions of or otherwise require the attention of individual directors, the Board of Directors or committees or subsets thereof. Unless, in the opinion of the Secretary, a communication is improper or irrelevant, a communication will not be withheld from its intended recipient(s) without the approval of the Chair of the Board of Directors, the Chair of the appropriate committee or the director who presides during non-management executive sessions. Directors may, at any time, review a log of all correspondence received by the Company in accordance with the policy and request copies of any such correspondence.

EXECUTIVE OFFICERS OF THE COMPANY

The names and ages of all executive officers of the Company and the principal occupation and business experience for at least the last five years for each are set forth below. Please see Proposal 1 for additional information regarding our directors. There are no arrangements or understandings between any of our directors, nominees for directors or officers and any other person pursuant to which any director, nominee for director or officer was or is to be selected as a director, nominee or officer, as applicable. Other than Mr. Juric in respect of the Company’s Chapter 11 bankruptcy proceedings, no officer has been involved in any legal proceeding required to be disclosed under Item 401(f) of Regulation S-K. The age of and biographical information regarding each executive officer is based on information furnished to the Company by each executive officer and is as of December 16, 2024.

The following list identifies the name, age and position(s) of the executive officers of the Company:

Name	Age	Position
Vincent J. Canino	61	Director, President & Chief Executive Officer
John J. Juric	63	Chief Financial Officer

The term of each executive officer runs until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. The following is a biographical summary of the experience of the executive officers of the Company:

Vincent J. Canino, Director, President and Chief Executive Officer. A description of Mr. Canino’s background and business experience is provided under “Proposal 1—Election of Directors to the Board of Directors.”

John J. Juric, Chief Financial Officer, was appointed Chief Financial Officer in March 2023. Prior to joining the Company, Mr. Juric spent nearly two years providing management and financial consulting services to C-suite executives in multiple industries. Previously, Mr. Juric served as Vice President of Finance and Chief Financial Officer of USALCO, LLC, a chemical manufacturing and distribution company, for six years, and as President Americas & Asia Industrial Division and Americas Region Chief Financial Officer of Fiberweb, PLC., a global nonwoven products manufacturer and distributor, for nearly five years. Additionally, Mr. Juric’s career includes multiple leadership, finance, and accounting roles with publicly traded and privately held organizations. He also previously served as the Director of Finance at Hercules, Inc., a global specialty chemical manufacturing company. Mr. Juric is a Certified Public Accountant and holds an MBA and Bachelor of Science in Accounting degree from West Chester University.

PROPOSAL 2

NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Background

Section 14A of the Exchange Act, put in place by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), requires the Company to seek a non-binding, advisory vote from its stockholders to approve the compensation of its NEOs (a “Say-on-Pay” vote) as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and the related narrative disclosure in this Proxy Statement. Because the required vote is advisory, the result of the vote is not binding upon the Board of Directors or the Compensation and Human Capital Committee. However, the Board of Directors and the Compensation and Human Capital Committee value the perspectives and concerns of our stockholders regarding executive compensation.

The Board of Directors determined that we would hold a non-binding advisory vote to approve executive compensation on an annual basis until the next required vote on the frequency of such non-binding stockholder advisory vote (see Proposal 3) or until the Board of Directors otherwise determined that a different frequency for such vote was in the best interests of our stockholders. Although we did not hold a Say-On-Pay vote in 2023 due to our restructuring process, the Board of Directors and Compensation and Human Capital Committee did consider the results of the last vote held in 2022.

We believe that executive compensation should be linked to the Company’s performance and aligned with the interests of the Company’s stockholders. In addition, executive compensation is designed to allow the Company to recruit, retain and motivate employees who play a significant role in the organization’s current and future success.

Proposal

The Company is presenting this proposal, which gives you, as a stockholder, the opportunity to express your view on the compensation of our NEOs by voting FOR or AGAINST the following resolution:

“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and other narrative executive compensation disclosures contained in the Company’s 2024 Proxy Statement, is hereby APPROVED.”

Position of Board of Directors

As discussed under the caption “Compensation of Officers”, the Compensation and Human Capital Committee of the Board of Directors believes that the executive compensation disclosed in this Proxy Statement is reasonable and appropriate, is justified by the performance of the Company and is the result of a carefully considered approach. Our executive compensation program is designed to attract, motivate, and retain a highly qualified group of executives and maintain a close correlation between the rewards to the Company’s executives and the strategic success of the Company and the performance of its stock.

Effect of Vote

Because your vote is advisory, it will not be binding upon the Company, the Compensation and Human Capital Committee or the Board of Directors; however, we value stockholders’ opinions, and we will consider the outcome of the Say-on-Pay vote when determining future executive compensation arrangements.

Vote Required

The affirmative vote of a majority of the votes cast by the common stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required to approve this proposal. Even though this vote will neither be binding on the Company or the Board of Directors nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duties on, the Company or the Board of Directors, the Compensation and Human Capital Committee will take into account the outcome of the vote when considering future executive compensation decisions. Abstentions and broker non-votes will not affect the outcome of the vote on this proposal.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

COMPENSATION OF OFFICERS

The Company is a “smaller reporting company” under Item 10 of Regulation S-K promulgated under the Exchange Act and has elected to comply with certain of the requirements applicable to smaller reporting companies in connection with this Proxy Statement. Although the rules allow the Company to provide less detail about its executive compensation program, the Compensation and Human Capital Committee is committed to providing the information necessary to help stockholders understand its executive compensation-related decisions. The information below summarizes the executive compensation program and results for our NEOs for Fiscal 2024.

Executive Summary

Business Overview: Capstone is a provider of customized microgrid solutions, on-site resilient green Energy-as-a-Service (“EaaS”) solutions and on-site energy technology systems focused on helping customers around the globe solve the “Energy Trilemma” of resiliency, sustainability, and affordability. We offer customers a range of commercial, industrial and utility scale options tailored to their specific needs ranging from 65 kilowatts (“kW”) to multiple megawatts (“MW”). Capstone’s product portfolio not only showcases our core microturbine technology but also includes flexible EaaS rental and service contracts. Through our EaaS business line, we offer build, own, operate and maintain solutions, as well as energy rental solutions utilizing its microturbine energy, comprehensive service contracts that cover planned and unplanned maintenance, and factory-certified aftermarket spare parts. In our pursuit of cutting-edge solutions, we have forged strategic partnerships to extend our impact. Through these collaborations, we offer biomass and heat recovery solutions that enhance the sustainability and efficiency of our clients’ operations, contributing to a cleaner and more responsible energy landscape.

We develop, manufacture, market, sell and service microturbine-based technology solutions for use in stationary distributed power generation applications and distribution networks, including cogeneration (combined heat and power, integrated combined heat and power and combined cooling, heat and power), as well as renewable energy, natural resources, and critical power supply applications. Capstone microturbines allow customers to produce power on-site in parallel with the local electric grid or stand-alone when no local electric grid is available. Several technologies are used to provide “on-site power generation” (also called “distributed generation”) such as reciprocating industrial engines (also known as internal combustion engines), solar photovoltaic power, wind turbines and fuel cells. Microturbines can be interconnected to other distributed energy resources to form “microgrids” located within a specific geographic area and to provide power to a group of buildings. For customers that do not have access to the local electric utility grid, microturbines provide clean, on-site power with fewer scheduled maintenance intervals and greater fuel flexibility than competing technologies. For customers with access to the electric grid, microturbines provide an additional source of continuous, flexible, on-site power generation, thereby providing additional reliability and potential cost savings compared to the local utility. With our stand-alone feature, customers can produce their own energy in the event of a utility power outage and can use microturbines as their primary source of power for extended periods of time unlike traditional diesel standby generator sets. Because our microturbines also produce clean, usable heat energy, they provide economic advantages to customers that can benefit from the use of hot water, chilled water, air conditioning, steam and direct drying. In addition, our microturbines have been used as battery charging generators for hybrid electric vehicles. Our microturbines are sold, installed and serviced primarily through our global distribution network. Together with our global distributors, we offer new and remanufactured parts as well as comprehensive Capstone factory protection plans through long-term service agreements. We also offer our microturbines for rent through our long-term rental program (which forms a part of our EaaS business).

We offer Capstone microturbine energy systems designed for commercial, industrial, and onshore and offshore oil and gas applications with product offerings ranging from 65 kW to one MW in electric power output, which can be deployed in arrays of multiple MWs. Our microturbines combine patented air bearing technology, advanced combustion technology, sophisticated power electronics, and advanced software controls to form efficient and ultra-low emission electricity and cooling and heat production systems. Because of our air bearing technology, our microturbines do not require lube oil, grease, or traditional coolants. This means they do not require routine maintenance to change and dispose of lube oil, grease, or other liquid lubricants, as do the most common reciprocating engines, making them a cleaner and environmentally friendly option to alternative technologies.

We also manufacture and supply system controllers that provide complete automated system control, including electrical load following and custom logic to protect against expensive local utility demand charges. These controllers include the legacy Capstone Logic Controllers and the Capstone C1000 system controllers.

Our microturbines can be fueled by various sources, including natural gas, propane, butane, various sour gases, and renewable fuels such as renewable natural gas, landfill gas, biogas or digester gas. Our microturbines are available with integrated unit mounted heat exchangers, making them easy to engineer and install in applications where hot water, chilled water, air conditioning or steam are desired. Alternative fuels, in particular hydrogen, are increasingly important and the Company’s standard high pressure natural gas microturbine can reliably run on a 30% hydrogen / 70% natural gas mix. This is a promising milestone on the development roadmap to 100% hydrogen solutions.

Our microturbines are sold primarily through global distributors and Original Equipment Manufacturers (“OEMs”). Distributors purchase our products for sale to end users and also provide service, application engineering, and installation support. Distributors also provide a variety of additional services, including engineering, application, and air permit support services in which the microturbines will be used, installation support of the products at the end users’ sites, commissioning the installed applications and providing post-commissioning service, including a comprehensive factory protection plan. Our distributors perform as independent value-added resellers. OEMs integrate our products into their own product solutions.

Pay Mix: The pay mix of our executive compensation program continues to emphasize the performance-based portions of compensation and is designed to align the interests of our NEOs with our stockholders. The charts below show the relative composition of target total direct compensation for our Chief Executive Officer (“CEO”) and current Chief Financial Officer (“CFO”). All figures below are shown as a percentage and rounded to the nearest whole number. See “Components and Results of the Fiscal 2024 Executive Compensation Program—Long-Term Incentive Targets and Awards” for more information about the awards.

Oversight of Executive Compensation and Role of the Compensation and Human Capital Committee

The Compensation and Human Capital Committee is comprised entirely of independent, non-employee members of the Board of Directors. The Compensation and Human Capital Committee oversees the executive compensation program for our NEOs and makes recommendations to the Board of Directors regarding the compensation of our CEO. Under its charter, the Compensation and Human Capital Committee may delegate its responsibilities to one or more subcommittees as it deems appropriate from time to time. In addition, it may also employ a compensation consultant, independent legal counsel, or other adviser to assist in the evaluation of the compensation of our executive officers and its other duties. The Compensation and Human Capital Committee works with Pearl Meyer, an independent compensation consultant it has retained, and management to examine the effectiveness of the Company’s executive compensation program throughout the year. Details of the Compensation and Human Capital Committee’s authority and responsibilities are specified in the Compensation and Human Capital Committee’s charter, which may be accessed at our website, www.capstonegreenenergy.com, by clicking “Investors” and then “Corporate Governance.”

The Role of the Peer Group: The Compensation and Human Capital Committee uses data from a peer group to inform its compensation recommendations for our CEO and other NEOs. The Compensation and Human Capital Committee annually assesses the composition of this peer group. In recommending and setting compensation for Fiscal 2024, the Compensation and Human Capital Committee reviewed information provided by Pearl Meyer regarding comparative market data, including a comprehensive analysis of total compensation and compensation components based on the peer group and published survey data appropriate to the Company’s industry and annual revenue. The Compensation and Human Capital Committee, with Pearl Meyer, reviewed the peer group for appropriateness based on a variety of factors, including similarities in revenue levels and market capitalization, similarities to the industries in which we operate and the overlapping labor market for management talent. As a result of this review, the Compensation and Human Capital Committee approved the following companies as our peer group:

American Superconductor Corp.	FuelCell Energy, Inc.	Twin Disc, Inc.
Beam Global	Graham Corporation	Ultralife Corporation
Broadwind Energy Inc.	Orion Energy Systems, Inc.	Vicor Corporation
CECO Environmental Corp.	Pioneer Power Solutions, Inc.
Energy Recovery, Inc.	Polar Power, Inc.
Espey Manufacturing & Electronics	Sunworks, Inc.*

* Sunworks, Inc. ceased operations and filed a voluntary petition for Chapter 7 bankruptcy relief on February 5, 2024, and accordingly, will be removed from the Company’s peer group in the next peer group review.

The compensation reports provided by Pearl Meyer include detailed information regarding base salary, target cash incentive compensation, target total cash compensation, estimated value of long-term incentive compensation and target total direct compensation for individuals deemed to be comparable to our executive officers in the peer group. The Compensation and Human Capital Committee used this information to assess the levels of compensation that are appropriate for our executive officers, including our NEOs. The Compensation and Human Capital Committee performs an annual assessment of the compensation consultant’s independence and determined the compensation consultant’s work for the 2024 Fiscal Year did not raise any conflicts of interest.

Annual Risk Assessment: To determine the level of risk arising from our compensation policies and practices, we conducted an executive compensation risk assessment during the 2024 Fiscal Year under the oversight of the Compensation and Human Capital Committee and in conjunction with Pearl Meyer. Several areas of potential compensation risk were reviewed, including competitiveness of pay, the balance between fixed and variable, performance-based elements, the balanced nature of our incentive plan performance measures, the target-setting process for the measures, capped incentive payouts, program alignment with stockholder returns, stock ownership guidelines, and anti-hedging and anti-pledging policies. The Compensation and Human Capital Committee and Pearl Meyer noted that our compensation programs overall mitigate risk and protect stockholder interests.

2024 Summary Compensation Table

The following table sets forth information regarding the compensation paid to or earned by our CEO and our other current NEOs, for services rendered to us and our subsidiaries for the fiscal years indicated.

						Stock	Non-Equity Incentive	All Other
		Salary		Bonus		Awards	Plan Compensation	Compensation	Total
Name and Principal Position	Year	($)		($)		($)(1)(2)	($)(4)	($)(5)	($)
Vincent J. Canino	2024	21,154		—		472,500	—	—	493,654
President & Chief Executive Officer (6)	2023	—		—		—	—	—	—
Robert C. Flexon	2024	390,715	(8)	—		35,869	—	22,927	449,511
Former Interim President, Chief Executive Officer & Executive Chairman (7)	2023	—		—		—	—	—	—
Darren R. Jamison	2024	218,586		—		362,167	—	89,869	670,622
Former President & Chief Executive Officer (9)	2023	557,180		—		362,170	—	7,389	926,739
John J. Juric	2024	375,000		—		292,590	48,611	49,542	765,743
Chief Financial Officer (10)	2023	21,635		100,000	(3)	220,000	—	666	342,301
Frederick S. Hencken III	2024	—		—		—	—	—	—
Former Chief Financial Officer (11)	2023	69,346		—		150,252	—	3,615	223,213

(1)	This column represents the aggregate grant date fair value of restricted stock units (“RSUs”), performance restricted stock units (“PRSUs”) and Non-Voting Common Stock granted in the years presented in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 (“ASC 718”), excluding the estimated impact of forfeitures related to service-based vesting conditions. Grant date fair value was calculated using the closing price of Capstone’s common stock or an independent valuation performed on the date of grant. Mr. Canino was offered an initial sign-on grant of 450,000 RSUs that vest ratably over a three-year period. For PRSUs granted in Fiscal 2024, the amount reported in the table above represents the grant date fair value of such award assuming the probable outcome of the performance conditions. The value of such award, assuming the maximum achievement of the performance conditions, was $56,250 for Mr. Juric. Mr. Juric’s RSUs and PRSU awards were subsequently cancelled in accordance with the Company’s restructuring. Mr. Jamison forfeited his PRSU award upon his termination of service. Mr. Canino joined the Company in March 2024 and did not receive a PRSU award for Fiscal 2024.
(2)	On September 27, 2023, prior to the Company’s financial restructuring, Mr. Flexon and Mr. Juric were awarded 60,795 and 114,560 shares, respectively, of the Non-Voting Common Stock of Capstone Turbine International, Inc. In connection with such restructuring, Capstone Turbine International, Inc., a former wholly owned subsidiary of Capstone Green Energy Corporation, became a public company and was renamed Capstone Green Energy Holdings, Inc. as successor to Capstone Green Energy Corporation for purposes of SEC registration, and the Non-Voting Common Stock of Capstone Turbine International, Inc. became the Company’s Non-Voting Common Stock. In accordance with ASC 718, the Company assessed the grant date fair values of the awards of Non-Voting Common Stock at the time of the respective grants (i.e., as grants of the Non-Voting Common Stock of Capstone Turbine International, Inc.) and under ASC 718 each such award to be of nil value at issuance. Upon completion of the Company’s financial restructuring, the Non-Voting Common Stock was revalued in accordance with ASC 718. The amounts reported in this column in respect of the Non-Voting Common Stock represent the incremental fair value of the Non-Voting Common Stock associated with the revaluation of the Non-Voting Common Stock in connection with the Company’s restructuring.
(3)	Mr. Juric earned a signing bonus of $100,000 upon joining the Company on March 6, 2023.
(4)	This column represents non-equity incentive plan compensation earned pursuant to the Capstone Executive Annual Incentive Plan (the “AIP”).

(5)	Amounts reported in this column include accrued vacation payouts upon departure from the Company, Company contributions to the 401(k) plan, premiums paid by the Company for life insurance and tax gross-up payments to Mr. Flexon and Mr. Juric related to their respective awards of Non-Voting Common Stock that were issued to facilitate the Chapter 11 bankruptcy restructuring.
(6)	Mr. Canino joined the Company on March 11, 2024.
(7)	Mr. Flexon served as Non-Executive Chairman of the Board until his appointment as Executive Chairman on August 9, 2023 and served as our Interim President and Chief Executive Officer from August 22, 2023 until March 10, 2024. Mr. Flexon remained Executive Chairman until March 31, 2024, upon which time he transitioned back to the role of Non-Executive Chairman of the Board effective April 1, 2024.
(8)	Consists of $356,715 in base salary earned by Mr. Flexon in connection with his service as Interim President and Chief Executive Officer from August 22, 2023 until March 10, 2024 and $34,000 in director compensation received by Mr. Flexon during the periods in Fiscal 2024 when he was not serving as Interim President and Chief Executive Officer (the period from March 31, 2023 until August 22, 2023).
(9)	Mr. Jamison departed the Company on August 22, 2023.
(10)	Mr. Juric joined the Company on March 6, 2023.
(11)	Mr. Hencken departed the Company on July 15, 2022.

Components and Results of the Fiscal 2024 Executive Compensation Program

The primary components of the compensation program for our NEOs are base salary, annual incentive compensation and long-term incentives and awards. Our NEOs are also eligible for employee benefits consistent with those offered to other employees of the Company and for severance and change in control (“CIC”) benefits.

Base Salary: Base salary is intended to provide a level of assured cash compensation that is competitive in the marketplace to our executive officers. It is based on the individual’s qualifications, experience with the Company, past performance, taking into account all relevant criteria, value to the Company, the Company’s ability to pay and relevant competitive market data. The Compensation and Human Capital Committee approved the following base salaries:

	Base Salary at the end of Fiscal Year
Named Executive Officer	2024	2023	% Increase
Vincent J. Canino (1)	$550,000	$—	—
Darren R. Jamison (2)	$557,180	$557,180	0%
John J. Juric (3)	$375,000	$375,000	0%
Robert C. Flexon (4)	$600,000	$—	—
Frederick S. Hencken III (5)	$—	$300,500	—
(1)	Mr. Canino joined the Company on March 11, 2024.
(2)	Mr. Jamison departed the Company on August 22, 2023.
(3)	Mr. Juric joined the Company on March 6, 2023.
(4)	Mr. Flexon served as Interim President and CEO from August 22, 2023 until March 10, 2024. In connection with Mr. Flexon’s appointment as Interim President and Chief Executive Officer, the Board approved his base salary, which was pro-rated based on his total tenure as Interim President and Chief Executive Officer.
(5)	Mr. Hencken departed the Company on July 15, 2022.

Annual Incentive Compensation, Targets and Results: The AIP for Fiscal 2024 was designed to focus our NEOs on driving future growth, managing cash flow and profitability. The AIP established for Fiscal 2024 was cancelled upon our emergence from Chapter 11 bankruptcy and a new post-emergence from Chapter 11 bankruptcy AIP was approved for the period beginning on the date of our emergence from Chapter 11 bankruptcy to March 31, 2024. Specifically, this plan was designed to reward our NEOs and other senior executives if we were to achieve pre-determined total revenue, adjusted EBITDA, and cash flows from operations, subject to our standard clawback provisions. Target annual incentive opportunities are expressed as a percentage of base salary and were established based on each NEO’s level of responsibility and ability to impact overall results. The Compensation and Human Capital Committee also considers market data in setting target award amounts. Mr. Juric’s target award opportunity for Fiscal 2024 was 60% of his base salary. Mr. Canino began participating in the AIP at the beginning of our fiscal year ending March 31, 2025 (“Fiscal 2025”), and his target award opportunity will be 100% of his base salary. All awards require compliance with covenants appearing in the credit agreement we entered into following our emergence from Chapter 11 bankruptcy (the “Exit Note Purchase Agreement”) to be eligible for any incentive payout regardless of goal achievement(s). The Compensation and Human Capital Committee also has the discretion to determine if any amendments to the Exit Note Purchase Agreement covenants that have a financial or operational impact on the Company could result in the performance gate/trigger to not have been met.

The weightings for the performance measures for Fiscal 2024 are set forth in the table below:

Total	Adjusted	Cash Flows
Revenue	EBITDA	from Operations
30%	40%	30%

The Fiscal 2024 AIP performance goals were structured to encourage growth (in thousands):

	Performance Payout Level
Performance Metrics	Threshold (50%)	Target (100%)	Maximum (150%)	Actual Results
Revenue	$38,579	$43,579	$54,500	$32,184
Adjusted EBITDA	$1,000	$4,194	$6,000	$(160)	(1)
Cash flows from operations	$(8,760)	$(5,760)	$3,000	$(7,439)

(1)	Adjusted EBITDA is defined as EBITDA before stock-based compensation, non-recurring legal and consulting expenses and other items determined at the discretion of the Compensation and Human Capital Committee. EBITDA for purposes of the AIP is defined as net income (loss) before interest, provision for income taxes and depreciation and amortization expense. Refer to Appendix A for a reconciliation of net loss, as reported, to adjusted EBITDA.

On July 8, 2024, the Compensation and Human Capital Committee met to determine if certain performance targets were met under the terms of awards granted for the 2024 Fiscal Year pursuant to the post-emergence from Chapter 11 bankruptcy AIP. The Compensation and Human Capital Committee determined that the Company reached above the threshold level of achievement for the cash flows from operating activities performance criteria. As such, the Compensation and Human Capital Committee authorized payments for Fiscal 2024 pursuant to the post-emergence from Chapter 11 bankruptcy AIP. Mr. Canino was appointed at the end of the fiscal year and did not receive an award under this plan for Fiscal 2024.

Long-Term Incentive Targets and Awards: In discharging its responsibility for administering the Company’s stock-based compensation programs, the Compensation and Human Capital Committee regularly monitors and evaluates the total cost of such programs, based on information provided annually by, and in consultation with the Company’s independent compensation consultant. This information includes share utilization and annual grant levels. The Compensation and Human Capital Committee determines the appropriate award to each NEO by assessing equity incentive awards made to officers of comparable companies.

Long-term incentive awards are designed to have senior executives focused on the execution of longer-term financial and strategic growth goals that drive stockholder value creation, strengthen our financial position, and support the Company’s leadership retention strategy.

All unvested awards granted prior to December 7, 2023 were cancelled in accordance with the Company’s restructuring.

Outstanding Equity Awards at 2024 Fiscal Year-End

Information about outstanding equity awards held by our NEOs as of the end of Fiscal 2024 is set forth in the table below.

	Option Awards				Stock Awards
								Equity Incentive	Equity Incentive
								Plan Awards:	Plan Awards:
					Number of		Market Value	Number of Unearned	Market or Payout Value
	Number of Securities				Shares or		of Shares or	Shares,	of Unearned Shares,
	Underlying		Option		Units of Stock		Units of Stock	Units, or Other Rights	Units, or Other Rights
	Unexercised Options		Exercise	Option	That Have		That Have	That Have	That Have
	Exercisable	Unexercisable	Price	Expiration	Not Vested		Not Vested	Not Vested	Not Vested
Name	(#)	(#)	($)	Date	(#)		($)(2)	(#)	($)
Vincent J. Canino	—	—	—	—	450,000	(1)	472,500	—	—
Darren R. Jamison	—	—	—	—	—		—	—	—
John J. Juric	—	—	—	—	—		—	—	—
Robert C. Flexon	—	—	—	—	—		—	—	—

(1)	These RSUs represent an initial sign-on hiring grant dated March 11, 2024 and vest ratably over a three-year period, conditioned on continued service to the Company.
(2)	Based on the fair value of our Common Stock of $1.05 as set forth in a valuation report dated March 31, 2024.

Employee Benefits: Executive officers are generally entitled only to health, welfare and retirement benefits that are consistent with those offered to other employees of the Company. The Company offers group life, disability, medical, dental and vision insurance and an employee stock purchase program. The Company maintains a defined contribution 401(k) profit-sharing plan in which all employees are eligible to participate. The plan also provides for both Company matching and discretionary contributions, which are determined by the Board. The Company matches 50 cents on the dollar up to 6% of the employee’s compensation that is contributed. The Company’s match vests 25% a year over four years starting from the employee’s hire date.

For the CEO’s first year of employment with the Company, to accommodate his transition to working out of the Company’s corporate headquarters in Van Nuys, California, the Company has agreed to reimburse him for the cost of reasonable hotel expenses incurred by him on business days that he works out of such office.

Executive Employment Contracts, Termination of Employment and Change in Control Arrangements: On December 7, 2023, the Company adopted the Capstone Green Energy Holdings, Inc. Severance Pay Plan (the “New Severance Plan”), which contains terms substantially similar to those set forth in the original severance plan prior to the restructuring, which provide that, in the event that the Chief Financial Officer’s employment is terminated by the Company without Cause, the Chief Financial Officer will be entitled to receive, subject to the execution of a separation agreement containing a general release of claims, 52 weeks of base salary continuation and reimbursement of COBRA premiums for twelve months. The severance pay plan provides that, in the event that the Chief Executive Officer’s employment is terminated by the Company without Cause, the Chief Executive Officer will be entitled to receive, subject to the execution of a separation agreement containing a general release of claims, eighteen months of base salary continuation and reimbursement of COBRA premiums for eighteen months.

Prior to December 7, 2023, the Company entered into a Change in Control Agreement (“Pre-Emergence CIC Agreement”) with Mr. Juric for certain payments and benefits following a termination of Mr. Juric’s employment either by the Company without Cause (as defined in the Pre-Emergence CIC Agreement) (other than due to Mr. Juric’s death,

Mr. Juric being Disabled (as defined in the Pre-Emergence CIC Agreement), or Mr. Juric becoming an employee of any direct or indirect successor to the business or assets of the Company, rather than continuing as an employee of the Company) or by Mr. Juric for Good Reason (as defined in the Pre-Emergence CIC Agreement), in either case within six months prior to or 24 months following a CIC (as defined in the Pre-Emergence CIC Agreement and such a termination, a “Pre-Emergence CIC Agreement Qualifying Termination”). In the event of a Pre-Emergence CIC Agreement Qualifying Termination, subject to Mr. Juric signing and not revoking a separation agreement containing a general release of claims and a non-disparagement covenant (the “Pre-Emergence CIC Agreement Separation Agreement”), compliance with his obligations under the Pre-Emergence CIC Agreement Separation Agreement and compliance with any other continuing obligations to the Company or its successor, Mr. Juric will be eligible to receive (a) a lump sum severance payment equal to one and one-half (1.5) times the sum of Mr. Juric’s (i) annual base salary for the calendar year in which the Pre-Emergence CIC Agreement Qualifying Termination occurs (or annual base salary in effect immediately prior to the CIC, if higher) and (ii) target annual incentive compensation for the calendar year in which the Pre-Emergence CIC Agreement Qualifying Termination occurs, but pro-rated for the portion of such calendar year that falls prior to the Qualifying Termination; (b) a monthly cash payment in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to Mr. Juric if he had remained employed by the Company for up to 18 months; and (c) acceleration of any unvested equity awards outstanding on the date of the Pre-Emergence CIC Agreement Qualifying Termination, assuming achievement of performance criteria at target and without reduction for any shortened performance period in the case of performance-based equity awards. Payments under the Pre-Emergence CIC Agreements are in lieu of payments under the Severance Plan. Our recently completed financial restructuring constituted a CIC under the Pre-Emergence CIC Agreements, but a Qualifying Termination of Mr. Juric has not occurred. If Mr. Juric experiences a Pre-Emergence CIC Agreement Qualifying Termination within 24 months following such restructuring, Mr. Juric would be eligible to receive the foregoing severance payments and benefits, as applicable, pursuant to his Pre-Emergence CIC Agreement.

In connection with the appointment of Mr. Canino as President and Chief Executive Officer, the Company entered into a CIC Agreement with Mr. Canino (the “Amended and Restated CIC Agreement” and together with the Pre-Emergence CIC Agreement, the “CIC Agreements”). The Amended and Restated CIC Agreement provides for certain payments and benefits following a Qualifying Termination (as defined in the Amended and Restated CIC Agreement). In the event of a Qualifying Termination, subject to Mr. Canino’s execution and non-revocation of a Separation Agreement, compliance with his obligations under the Separation Agreement and compliance with any other continuing obligations to the Company or its successor, he will be eligible to receive (a) two and one-half (2.5) times the sum of his: (i) annual base salary for the calendar year in which the Date of Termination (as defined in the Amended and Restated CIC Agreement) occurs (or his annual base salary in effect immediately prior to the CIC, if higher); and (ii) target annual incentive compensation for the calendar year in which the Date of Termination occurs; (b) a monthly cash payment in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to Mr. Canino if he had remained employed by the Company, for up to 18 months; and (c) acceleration of any unvested equity awards outstanding on the date of the Qualifying Termination, assuming achievement of performance criteria at target and without reduction for any shortened performance period in the case of performance-based equity awards. Payments under the Amended and Restated CIC Agreement are in lieu of payments under the Severance Plan.

The Company has entered into indemnification agreements with its officers and directors containing provisions which may require the Company, among other things, to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The tables below set forth the amount of compensation payable to each of Messrs. Canino and Juric, as if each situation occurred on March 31, 2024, under the severance plans and CIC Agreements discussed above.

Mr. Canino

			Involuntary Termination
	Involuntary Termination		Related to
Executive Benefits and Payments upon Termination	without Cause		Change in Control
Cash Payments	$825,000	(1)	$2,750,000	(2)
Insurance Benefits	37,578	(3)	37,578	(4)
Total	$862,578		$2,787,578

(1)	Reflects severance payments of Mr. Canino’s annual base salary as of March 31, 2024 over a period of 18 months, payable under the New Severance Plan.
(2)	Reflects a lump sum severance payment equal to two and one-half times the sum of Mr. Canino’s annual base salary as of March 31, 2024, and target annual incentive compensation, payable under the Amended and Restated Change in Control Agreement.
(3)	Reflects monthly payments of health benefit premiums over a period of 18 months, payable under the New Severance Plan.
(4)	Reflects monthly payments of health benefit premiums over a period of 18 months, payable under the Amended and Restated Change in Control Agreement.

Mr. Juric

			Involuntary Termination
	Involuntary Termination		Related to
Executive Benefits and Payments upon Termination	without Cause		Change in Control
Cash Payments	$375,000	(1)	$900,000	(2)
Insurance Benefits	26,010	(3)	39,015	(4)
Total	$401,010		$939,015

(1)	Reflects severance payments of Mr. Juric’s annual base salary as of March 31, 2024 over a period of 52 weeks, payable under the Severance Plan.
(2)	Reflects a lump sum severance payment equal to one and one-half times the sum of Mr. Juric’s annual base salary as of March 31, 2024, and target annual incentive compensation, payable under the Pre-Emergence CIC Agreement.
(3)	Reflects monthly payments of health benefit premiums over a period of 12 months, payable under the Severance Plan.
(4)	Reflects monthly payments of health benefit premiums over a period of 18 months, payable under the Pre-Emergence CIC Agreement.

Pay Versus Performance

In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive “Compensation Actually Paid” (“CAP”) and certain performance measures required for Smaller Reporting Companies. The following table provides the information required for our NEOs for each of the fiscal years ended March 31, 2023 and March 31, 2024 along with the required financial information for each fiscal year:

					Value of Initial Fixed
	CEO		Non-CEO NEOs		of $100 Investment
			Average		Based on
	Summary		Summary	Average	Total
	Compensation	Compensation	Compensation	Compensation	Shareholder	Net Income (Loss)
	Table Total (1)	Actually Paid (1)	Table Total (2)	Actually Paid (1)(2)	Return (3)	(in millions)
Year	($)	($)	($)	($)	($)	($)
2024(4)	493,654	493,654	765,743	374,493	100.00	7.4
2024(5)	449,511	449,511	—	—	—	—
2024(6)	670,622	206,010	—	—	—	—
2023(6)	926,739	503,248	282,757	113,388	—	(24.5)

(1)	SEC rules require certain adjustments be made to the Summary Compensation Table totals to determine CAP as reported in the Pay Versus Performance table. CAP does not necessarily represent cash and/or equity value transferred to the applicable NEO without restriction, but rather is a value calculated under applicable SEC rules. A significant portion of the CAP amounts shown relate to changes in values of unvested awards over the course of the applicable reporting year. Our NEOs do not participate in a defined benefit plan, so no adjustment for pension benefits is included in the table below.

The following table below details these adjustments to compensation as reported in the Summary Compensation Table:

	2024				2023
	Vincent J.	Robert C.	Darren R.	Average Non-	Darren R.	Average Non-
	Canino	Flexon	Jamison	CEO NEOs	Jamison	CEO NEOs
Total Compensation from Summary Compensation Table	$493,654	$449,511	$670,622	$765,743	$926,739	$282,757

Adjustment for grant date values in the Summary Compensation Table	$(472,500)	$(35,869)	$(362,167)	$(292,590)	$(362,170)	$(185,126)
Year-end fair value of unvested awards granted in the current year	472,500	—	—	—	79,225	83,125
Year-over-year difference of year-end fair values for unvested awards granted in prior years	—	—	—	—	(107,040)	—
Fair values at vest date for awards granted and vested in current year	—	35,869	—	67,590	—	—
Difference in fair value between prior year-end fair values and vest date fair values for awards granted in prior years	—	—	(2,888)	—	(33,506)	(799)
Forfeitures during current year equal to prior year-end fair value	—	—	(99,557)	(166,250)	—	(66,569)
Total Adjustments for Equity Awards	$—	$—	$(464,612)	$(391,250)	$(423,491)	$(169,369)
Compensation Actually Paid (as calculated)	$493,654	$449,511	$206,010	$374,493	$503,248	$113,388
(2)	Non-CEO NEOs reflect the average Summary Compensation Table total compensation and average Compensation Actually Paid for the following executives by year:

2024: John J. Juric

2023: John J. Juric and Frederick S. Hencken III

(3)	Because we have less than two full years of trading data, for purposes of the requirement in Item 402(v)(2)(iv), we measure cumulative total shareholder return (“TSR”) beginning on the date of our emergence from bankruptcy. TSR is calculated using the fair value of our Common Stock as set forth in valuation reports as of March 31, 2024 and December 7, 2023.
(4)	CEO reflects Vincent J. Canino, who became President and CEO of the Company on March 11, 2024.
(5)	CEO reflects Robert C. Flexon, who was appointed Executive Chairman on August 9, 2023 and served as our Interim President and CEO of the Company from August 22, 2023 until March 10, 2024. Mr. Flexon remained Executive Chairman until March 31, 2024.
(6)	CEO reflects Darren R. Jamison, who served as our President and CEO until August 22, 2023.

Pay Versus Performance Relationship Disclosures

Compensation Actually Paid and Cumulative Total Shareholder Return

The graph below compares the CAP to our CEOs and the average of the CAP to our remaining Non-CEO NEOs, with our cumulative TSR for the fiscal years ended March 31, 2024 and 2023. TSR amounts reported in the graph assume an initial fixed investment of $100 at the beginning of the period.

Compensation Actually Paid and Net Income (Loss)

The graph below compares the CAP to our CEOs and the average of the CAP to our Non-CEO NEOs, with our net income (loss) for the fiscal years ended March 31, 2024 and 2023.

COMPENSATION OF DIRECTORS

The non-employee directors’ RSUs were cancelled on December 7, 2023 in connection with the Company’s restructuring.

The director fee schedule for the 2024 Fiscal Year remained unchanged from the previous fiscal year. The director cash retainer was $35,000, the Chair of the Board additional cash retainer was $25,000 and the director equity retainer was $50,000. The Audit Committee Chair retainer was $17,000, the Compensation and Human Capital Committee Chair retainer was $15,000 and the Governance and Sustainability Committee Chair retainer was $10,000. Each non-employee director who served on the Audit Committee received an $8,000 annual retainer, and each non-employee director who served on the Compensation and Human Capital and Governance and Sustainability Committees received a $5,000 annual retainer. Non-employee directors may elect to receive shares of Common Stock in lieu of any cash retainer, based on the fair market value of Common Stock on the date that cash would have otherwise been paid. All payments are paid quarterly in arrears. If requested, all director expenses incurred in attending the Board or committee meetings are reimbursed by the Company.

On December 7, 2023, the Board adopted a new director compensation policy. Pursuant to the new director compensation policy, each non-executive director will receive an annual base retainer of $75,000, payable in cash on a quarterly basis. The Chair of the Board will receive an additional cash retainer of $25,000, the Audit Committee Chair will receive an additional annual retainer of $17,000, and the other Audit Committee members will receive an additional annual retainer of $8,000. The Compensation and Human Capital Committee Chair will receive an annual retainer of $15,000, and the other Compensation and Human Capital Committee members will receive an additional annual retainer of $6,000. The Governance and Sustainability Committee Chair will receive an additional annual retainer of $10,000, and the other Governance and Sustainability Committee members will receive an additional annual retainer of $6,000. Non-executive directors will also receive an annual grant of RSUs valued at $10,000, commencing with the 2024 Annual Meeting. On January 22, 2024, the Board approved a policy providing for the grant of 10,000 RSUs to each new director appointed on or prior to December 7, 2024.

Mr. Canino, the Company’s President and Chief Executive Officer, did not receive compensation for serving as a member of the Board. Compensation earned by Mr. Flexon as a director in Fiscal 2024 is not included in the table below as he was an employee of the Company for a portion of Fiscal 2024. See “—2024 Summary Compensation Table” for information about the compensation earned by Mr. Flexon in Fiscal 2024 in his capacity as both a non-employee director, Executive Chairman and Interim Chief Executive Officer and President of the Company. The Company uses its fiscal year in reporting compensation rather than the term of the Board. Compensation amounts may differ between the Company’s fiscal year and the term of the Company’s Board. Information about the compensation of the non-employee directors for the 2024 Fiscal Year is set forth in the table below.

	Fees Earned or	Stock	All Other
Name	Paid in Cash ($)(1)	Awards ($)(2)(3)	Compensation ($)(4)	Total ($)
John P. Miller (6)	978	10,500	—	11,478
Yon Y. Jorden	68,000	35,869	30,006	133,875
Robert F. Powelson	61,000	35,869	35,328	132,197
Denise M. Wilson	66,000	35,869	44,554	146,423
Ping Fu	59,000	35,869	51,086	145,955
Robert C. Flexon (5)	—	—	—	—

(1)	For each term of the Board (beginning on the date of an annual meeting of stockholders and ending on the date immediately preceding the next annual meeting of stockholders), a non-employee director may elect to receive a stock award in lieu of all or any portion of his or her annual retainer or committee fee cash payment. The award is calculated by dividing the amount of the fee by the fair market value of a share of common stock on the date the fee is payable. For the 2024 Fiscal Year, due to limited share pool availability, 100% of the amount of the aggregate directors’ fees was paid in cash.
(2)	On September 27, 2023, prior to the Company’s financial restructuring, each of Ms. Jorden, Mr. Powelson, Ms. Wilson and Ms. Fu were awarded 60,795 shares of the Non-Voting Common Stock of Capstone Turbine International, Inc. In connection with such restructuring, Capstone Turbine International, Inc., a former wholly owned subsidiary of Capstone Green Energy Corporation, became a public company and was renamed Capstone Green Energy Holdings, Inc. as successor to Capstone Green Energy Corporation for purposes of SEC registration, and the Non-Voting Common Stock of Capstone Turbine International, Inc. became the Company’s Non-Voting Common Stock. In accordance with ASC 718, the Company assessed the grant date fair values of the awards of Non-Voting Common Stock at the time of the respective grants (i.e., as grants of the Non-Voting Common Stock of Capstone Turbine International, Inc.) and under ASC 718 each such award to be of nil value at issuance. Upon completion of the Company’s financial restructuring, the Non-Voting Common Stock was revalued in accordance with ASC 718. The amounts reported in this column in respect of the Non-Voting Common Stock represent the incremental fair value of the Non-Voting Common Stock associated with the revaluation of the Non-Voting Common Stock in connection with the Company’s restructuring.
(3)	This column represents the aggregate grant date fair value of stock awards granted during the 2024 Fiscal Year calculated in accordance with ASC 718, excluding the estimated impact of forfeitures related to service-based vesting conditions.
(4)	This column represents Company payments for taxes reimbursed to each of Ms. Jorden, Mr. Powelson, Ms. Wilson and Ms. Fu in respect of their awards of Non-Voting Common Stock that were issued to facilitate the Chapter 11 bankruptcy restructuring.
(5)	Please see the 2024 Summary Compensation Table for disclosure regarding Mr. Flexon’s director compensation in the 2024 Fiscal Year.
(6)	Mr. Miller’s fees are prorated for services on the Board, Audit and Governance and Sustainability Committees. Mr. Miller received 10,000 RSUs in connection with his appointment to the Board on February 26, 2024.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth certain information as of December 16, 2024 (unless otherwise indicated) regarding beneficial ownership of our Common Stock and Non-Voting Common Stock by: (1) each director, nominee for director and NEO of the Company; (2) all directors and executive officers as a group; and (3) each person known by the Company to be the beneficial owner of more than 5% of the outstanding capital stock of the Company. As of December 16, 2024, there were 18,540,789 shares of Common Stock and 508,475 shares of Non-Voting Common Stock outstanding. Except as otherwise indicated, the beneficial owners listed below have sole voting and investment power with respect to all shares owned by them, except to the extent such power is shared by a spouse under applicable law. The information provided in the table below is based on the Company’s records, information filed publicly with the SEC and other information provided to the Company.

	Common Stock		Non-Voting Common Stock		% of Combined
	Number	% of	Number	% of	Total Voting
Name and Address of Beneficial Owner**(1)	of Shares	Shares	of Shares	Shares	Power
Stockholders Beneficially Owning More Than 5%
Non-Management
AIGH Capital Management, LLC(2)	1,800,000	9.7%	—	*	9.7%

Named Executive Officers and Directors
Darren R. Jamison	—	*	—	*	*
John J. Juric	—	*	114,560	22.5%	*
Vincent J. Canino	—	*	—	*	*
Robert C. Flexon	61,798	0.3%	60,795	12.0%	0.3%
Yon Y. Jorden	74,197	0.4%	60,795	12.0%	0.4%
Robert F. Powelson	51,560	0.3%	60,795	12.0%	0.3%
Denise M. Wilson	48,928	0.3%	60,795	12.0%	0.3%
Ping Fu	30,372	0.2%	60,795	12.0%	0.2%
John P. Miller	—	*	—	*	*
All directors, director nominees and executive officers as a group (8 persons)	266,855	1.4%	418,535	82.3%	1.4%

*	Less than one percent.
**	Unless otherwise indicated, the address of each person listed is c/o Capstone Green Energy Holdings, Inc., 16640 Stagg Street, Van Nuys, California 91406.
(1)	In computing the number of shares beneficially owned by an individual and the percentage ownership of that individual, shares of Common Stock and shares of Non-Voting Common Stock held by that individual that are currently exercisable, or will become exercisable within 60 days from December 16, 2024, are deemed outstanding. In addition, shares underlying RSUs that will vest within 60 days from December 16, 2024, are deemed outstanding. Percentage of combined total voting power excludes our Non-Voting Common Stock, any shares of Non-Voting Common Stock underlying options held by that individual that are currently exercisable, or will become exercisable within 60 days from December 16, 2024, or any shares of Non-Voting Common Stock underlying RSUs that will vest within 60 days from December 16, 2024, as our Non-Voting Common Stock is non-voting.
(2)	AIGH Capital Management, LLC (“AIGH”) filed a Schedule 13G on September 29, 2023 reporting beneficial ownership, as of September 28, 2023, of the number of shares reflected in the above table. AIGH reported having sole voting power and sole dispositive power over 1,800,000 shares of Common Stock. The business address of AIGH is 6006 Berkeley Avenue, Baltimore, MD 21209.

Stock Ownership Guidelines: The Board has established stock ownership guidelines applicable to senior executives (including the NEOs) and non-employee directors in order to further align the interests of executives and directors with the interests of stockholders. These ownership guidelines provide that the subject persons should own common stock equal in value to a multiple of their annual salary (or, in the case of directors, their annual retainer) as follows:

Chief Executive Officer	4 times annual base salary
Executive Vice Presidents	2 times annual base salary
Senior Vice Presidents and other NEOs	1 times annual base salary
Non-employee members of the Board	4 times annual retainer

Covered persons are expected to hold the specified amount of stock within five years from the later of the date of our emergence from Chapter 11 bankruptcy or the date they become subject to the ownership guidelines. The Board will continue to monitor progress towards the achievement of the ownership guidelines.

Clawbacks: On December 7, 2023, the Company adopted the Executive Officer Incentive Compensation Recoupment (Clawback) Policy in accordance with Rule 10D-1 of the Exchange Act (the “Clawback Policy”). The Clawback Policy applies to incentive-based compensation that is granted, earned or vested based wholly or in part upon the attainment of a financial reporting measure and requires the Company to recover Erroneously Awarded Compensation (as defined below) from covered executive officers in the event that the Company is required to prepare an Accounting Restatement (as defined below) (except in certain limited circumstances). Current and former covered executive officers of the Company are subject to the Clawback Policy regardless of whether such covered executive officers engaged in misconduct or otherwise caused or contributed to the requirement for an Accounting Restatement.

“Erroneously Awarded Compensation” means, in the event of an accounting restatement, the amount of incentive-based compensation previously received by covered executive officers that exceeds the amount of incentive-based compensation that otherwise would have been received had it been determined based on the restated amounts in such accounting restatement, and must be computed without regard to any taxes paid by the relevant covered executive officer, provided, however, that for incentive-based compensation based on stock price or total stockholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement: (i) the amount of Erroneously Awarded Compensation must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total stockholder return upon which the Incentive-Based Compensation was received, and (ii) the Company must maintain documentation of the determination of that reasonable estimate and, if the Company’s common stock is then listed on a national securities exchange, provide such documentation to such national securities exchange.

“Accounting Restatement” means an accounting restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under U.S. federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or to correct an error that is not material to the previously issued financial statements, but that would result in a material misstatement if the error were corrected or left uncorrected in the current period.

Anti-Hedging Policy: The Company’s insider trading policy prohibits directors, officers, employees, contractors and consultants (and their family members, including spouses, minor children or any other family members living in the same household) from engaging in short sales of the Company’s common stock prohibited by Section 16 of the Exchange Act, i.e., sales of shares which the insider does not own at the time of sale, or sales of common stock against which the insider does not deliver the shares within 20 days after the sale involving the Company’s securities, including the Company’s common stock, options or warrants. The insider trading policy further prohibits the buying or selling of puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities or engage in any other hedging transaction with respect to the Company’s securities.

Anti-Pledging Policy: The Company’s insider trading policy also states that no covered person may pledge Company securities as collateral for a loan (or modify an existing pledge).

Compliance: The responsibilities and authority of the Compensation and Human Capital Committee are set forth in its charter, which is intended to set forth best practices for compensation. The members of the Compensation and Human Capital Committee are all “independent directors,” as defined under Nasdaq rules. Equity incentive awards are granted by the Compensation and Human Capital Committee in a manner that is intended to satisfy Rule 16b-3 under the Exchange Act.

PROPOSAL 3

NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF
ADVISORY VOTES ON EXECUTIVE COMPENSATION

Background

Section 14A of the Exchange Act requires that U.S. public corporations hold an advisory non-binding vote on the frequency of holding an advisory Say-on-Pay vote regarding the compensation of named executive officers at least once every six years. The frequency vote is advisory, and therefore not binding on the Company or the Board of Directors. At the Company’s 2017 annual meeting of stockholders, stockholders indicated a preference to hold a non-binding advisory vote to approve executive officer compensation on an annual basis, and the Board of Directors implemented this standard. The Company did not hold a 2023 annual meeting of stockholders due to its financial restructuring.

Proposal

The Company is presenting this proposal, which gives you, as a stockholder, the opportunity to indicate how frequently the Company should seek an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, by voting for one of the following options: one year, two years, three years or abstain.

Stockholders are not voting to approve or disapprove the Board of Directors’ recommendation. The option that receives the highest number of votes cast by the stockholders will be the frequency for the advisory vote on named executive compensation deemed to have been approved by the stockholders.

Effect of Vote

Because this vote is advisory and not binding on the Company or the Board of Directors in any way, the Board of Directors may decide that it is in the best interests of the stockholders and the Company to hold an advisory vote on named executive compensation more or less frequently than the option approved by the stockholders.

Vote Required

The affirmative vote of a majority of the votes cast by the common stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required to approve this proposal. You may vote “ONE YEAR,” “TWO YEARS,” “THREE YEARS,” OR “ABSTAIN.” However, because this vote is advisory and non-binding, if none of the frequency options receive a majority of the votes cast, the option receiving the greatest number of votes will be considered the frequency recommended by the Company’s stockholders. Even though this vote will neither be binding on the Company or the Board of Directors nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duties on, the Company or the Board of Directors, the Board of Directors will take into account the outcome of the vote in making a determination on the frequency at which advisory votes on executive compensation will be included in the Company’s proxy statement. Abstentions and broker non-votes will not affect the outcome of the vote on this proposal.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR AN ANNUAL VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our stockholders are being asked to ratify the appointment by the Audit Committee of Marcum to serve as our independent registered public accounting firm for the fiscal year ending March 31, 2025. Marcum is considered by management to be well qualified. The Audit Committee is solely responsible for selecting our independent registered public accounting firm, and stockholder approval is not required to appoint Marcum as our independent registered public accounting firm for the fiscal year ending March 31, 2025. However, the Audit Committee believes that submitting the appointment of Marcum to the stockholders for ratification is good corporate governance. If the stockholders do not ratify this appointment, the Audit Committee will reconsider whether to retain Marcum. If the selection of Marcum is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time it decides that such a change would be in our best interest and the best interest of the stockholders. Representatives of Marcum are expected to be present at the Annual Meeting and will have an opportunity to make any statement they consider appropriate and to respond to any appropriate stockholders’ questions at that time.

Fees Paid to the Independent Registered Public Accounting Firm

The table below provides information concerning fees for services rendered by our current principal independent registered public accounting firm, Marcum, for the fiscal years ended March 31, 2024 and March 31, 2023. All fees described below were pre-approved by the Audit Committee.

	Amount of Fees
Description of Fees	2024	2023
Audit Fees	$587,100	$1,312,735
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$587,100	$1,312,735

Audit Fees: These fees were primarily for professional services rendered by Marcum in connection with the audit of the Company’s consolidated annual financial statements and reviews of the interim consolidated financial statements included in the Company’s quarterly reports on Form 10-Q for the first three fiscal quarters of the 2024 Fiscal Year and the 2023 Fiscal Year, respectively. The fees also relate to Marcum’s comfort letters and consents related to SEC filings. Finally, $406,850 for Fiscal 2023 pertained to fees incurred in connection with the restatement of our March 31, 2022 and 2021 consolidated annual financial statements.

Pre-approval of Services Performed by the Independent Registered Public Accounting Firm

The Audit Committee has adopted a procedure for pre-approval of all fees charged by our independent auditors. Under the procedure, the Audit Committee pre-approves all auditing services and the terms thereof and non-audit services (other than non-audit services prohibited under Section 10A(g) of the Exchange Act or the applicable rules of the SEC or the Public Company Accounting Oversight Board) to be provided to the Company by the independent auditors. Such pre-approval requirement is waived with respect to the provision of non-audit services for the Company if the “de minimis” provisions of Section 10A(i)(1)(B) of the Exchange Act are satisfied. This authority to pre-approve non-audit services may be delegated to one or more members of the Audit Committee, who must present any decision to pre-approve an activity to the full Audit Committee at its first meeting following such decision.

Vote Required

The affirmative vote of a majority of the votes cast by the common stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required for the ratification the selection of Marcum as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2025.

Abstentions and broker non-votes, if any, will not affect the outcome of the vote on this proposal. We do not currently expect any broker non-votes on this Proposal 4. If you sign your proxy card with no further instructions and you are a stockholder of record, then your shares will be voted in accordance with the recommendations of the Board, because broker discretionary voting is allowed for Proposal 4.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF MARCUM AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2025.

OTHER INFORMATION

Code of Business Conduct and Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees of the Company. All directors, officers and employees of the Company are expected to be committed to the highest standards of honest, ethical and legal behavior. The Board reviews the Code of Business Conduct and Ethics on an annual basis or more often, if necessary. The Company has also adopted a Code of Ethics for Principal and Senior Financial Officers. Each governance document is available on the Company’s website at www.capstonegreenenergy.com. We intend to post on our website all disclosures that are required by law concerning any amendments to, or waivers from, any provision of the Code of Business Conduct and Ethics and Code of Ethics for Principal and Senior Financial Officers.

Corporate Governance Guidelines

The Company takes corporate governance responsibilities seriously and has adopted Corporate Governance Guidelines to address the Board of Directors’ governance role and functions. The Corporate Governance Guidelines describe the role of the Board of Directors and provide a framework for, among other things, issues such as director selection and qualifications, director compensation, meetings of the Board of Directors, selection of the Chief Executive Officer and director orientation and continuing education. The Board of Directors reviews and updates the Company’s Corporate Governance Principles on an annual basis or more often, if necessary. The Corporate Governance Principles are available on the Company’s website at www.capstonegreenenergy.com.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of the Company’s equity securities. The Company endeavors to assist officers and directors in making these filings. Based solely on its review of the reports filed with the SEC during the Company’s fiscal year ended March 31, 2024, the Company believes that all reporting requirements under Section 16(a) for the fiscal year ended March 31, 2024 were met in a timely manner by its directors, executive officers, and greater than 10% beneficial owners, except for one filing made by Celia Fanning in connection with the acquisition of 15,000 shares of common stock underlying restricted stock units, the information for which was filed on Form 4 on April 13, 2023.

Related Person Transactions Policies and Procedures

The Audit Committee has adopted written policies and procedures regarding related party transactions. The policies and procedures require that the Audit Committee, whose members are all independent directors, review and approve all related party transactions where the amount involved is in excess of $120,000. Any proposed related party transaction where the amount involved is $120,000 or less may be approved by the Chair of the Audit Committee or, in applicable situations, the Chief Compliance Officer. This review covers any material transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, and a related person had or will have a direct or indirect material interest, including, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. A “related person” is any person who is or was one of our executive officers, directors or director nominees or is a holder of more than 5% of our common stock, or their immediate family members or any entity owned or controlled by any of the foregoing persons. In determining whether to approve or ratify a related party transaction, the Audit Committee considers, among other factors, whether the related party transaction is on terms no more favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related person’s interest in the transaction and, in the case of directors and officers, whether the provisions of Section 144 of the Delaware General Corporation Law have been met. Any director who is a related person with respect to a transaction under review may not participate in the discussion or approval of the transaction.

We describe below the transactions and series of similar transactions, since April 1, 2022, to which we were a party or will be a party, in which:

●	the amounts involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years; and
●	any of our directors, executive officers, holders of more than 5% of our capital stock, or any member of their immediate family had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control, and other arrangements with directors and executive officers, which are described where required under the section above titled “Summary Compensation Table.”

Capstone Distributor Support Program

The Distributor Support System (the “DSS program”) provides additional support for distributor business development activities, customer lead generation, brand awareness and tailored marketing services for each of Capstone’s major geographic and market verticals. This program is funded by Capstone’s distributors and was developed to provide improved worldwide distributor training, sales efficiency, website development, company branding and funding for increased strategic marketing activities. Upon emerging from Chapter 11 bankruptcy, Capstone Green Energy Corporation, the Company’s predecessor for SEC reporting purposes, legally became DSS; all contracts were novated to Capstone Green Energy LLC along with the transfer of operating assets, except for the distributor services as those assets remained with DSS. As a result, DSS assumed the responsibility of providing the services, making DSS obligated to perform the distributor services. DSS is responsible for making available regularly scheduled Authorized Service Provider, applications, and/or sales training and support for the distributor’s business development activities. The agreement includes the fee, which is the greater of 5% of distributor’s prior calendar year revenue or $20,000. The aggregate amount earned under the agreement in Fiscal 2024 and Fiscal 2023 was $0.7 million and $0, respectively.

Engagement of CFGI

In January 2024, we engaged CFGI to provide third party accounting consultancy services as additional staff support for the restatement and restructuring activities of the Company. A related person, the son of John Juric, our Chief Financial Officer, is a staff employee at CFGI. We have been advised that Mr. Juric’s son has never been involved in CFGI’s engagement with the Company and is not a partner, owner of 10% or more of, or otherwise involved in the management and decision making of CFGI. We have also been advised that, under the CFGI compensation policy Mr. Juric’s son is being paid a commission related to the fees paid by the Company during the first year of the engagement. We have incurred approximately $138,000 in fees payable to CFGI in fiscal 2024 and have incurred approximately $854,000 in fees in fiscal year 2025 to date. CFGI has advised us that under their policy, Mr. Juric’s son is entitled to a commission payment equal to 5% of the fees payable by us to CFGI in calendar year 2024, of which Mr. Juric’s son has already received approximately $16,000. The Company’s related party transaction policy was not complied with when it initially engaged CFGI, but the Audit Committee undertook a review of the situation once it learned that Mr. Juric’s son was employed by CFGI and is taking what it believes to be appropriate actions to remediate the situation.

Interests of Certain Persons in Matters to be Acted Upon

Other than the election of directors, none of our directors, nominees for director, executive officers, any person who has served as a director or executive officer since the beginning of the last fiscal year or their associates have any interest, direct or indirect, by security holdings or otherwise, in any of the matters to be acted upon at the 2024 Annual Meeting as described in this Proxy Statement.

Additional Information

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

A copy of this Proxy Statement and our 2024 Annual Report has been posted on the Internet and is available by following the instructions in the Notice of Internet Availability. Capstone will undertake to provide promptly without charge to each person to whom a copy of this Proxy Statement is delivered, upon the written request of any such person, a copy of Capstone’s Annual Report on Form 10-K for the year ended March 31, 2024 as filed with the SEC. Requests for such copies should be addressed to Capstone Green Energy Holdings, Inc., 16640 Stagg Street, Van Nuys, California 91406, Attn: Investor Relations. Requests can also be made by calling the Company at (818) 407-3628.

Householding

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers householding proxy materials may deliver a single proxy statement and/or Notice of Internet Availability to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice of Internet Availability, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares of capital stock. We will also deliver a separate copy of this Proxy Statement to any stockholder upon written or oral request. Similarly, stockholders who have previously received multiple copies of disclosure documents may write to the address or call the phone number listed below to request delivery of a single copy of these materials in the future. You can notify the Company by sending a written request to Capstone Green Energy Holdings, Inc., 16640 Stagg Street, Van Nuys, California 91406, Attn: Investor Relations, by registered, certified, or express mail or by calling the Company at (818) 407-3628.

By Order of the Board of Directors
/s/ Vincent J. Canino
Vincent J. Canino President and Chief Executive Officer

Van Nuys, California
December 27, 2024

Appendix A

CAPSTONE GREEN ENERGY HOLDINGS, INC. AND SUBSIDIARIES

RECONCILAITION OF NET LOSS, AS REPORTED TO ADJUSTED EBITDA

Year Ended March 31, 2024 (Fiscal 2024)

(In thousands)

Year Ended
Reconciliation of Reported Net Loss to EBITDA and Adjusted EBITDA(1)	March 31, 2024
Net loss	$(7,026)
Interest expense	1,147
Depreciation and amortization	1,336
EBITDA	$(4,543)
Stock-based compensation and other expense	1,670
Non-recurring legal/consulting fees	2,713
Adjusted EBITDA	$(160)
(1)	Adjusted EBITDA calculation for purposes of the post-emergence from Chapter 11 bankruptcy AIP was for the period from December 7, 2023 (the Company’s emergence from Chapter 11 bankruptcy) to March 31, 2024.

To supplement the Company’s unaudited financial data presented on a generally accepted accounting principles (GAAP) basis, management has presented Adjusted EBITDA, a non-GAAP financial measure. This non-GAAP financial measure is among the indicators management uses as a basis for evaluating the Company’s financial performance as well as for forecasting future periods. Management establishes performance targets, annual budgets and makes operating decisions based in part upon this metric. Accordingly, disclosure of this non-GAAP financial measure provides investors with the same information that management uses to understand the Company’s economic performance year-over-year.

EBITDA is defined as net income (loss) before interest, provision for income taxes and depreciation and amortization expense. Adjusted EBITDA is defined as EBITDA before stock-based compensation and non-recurring legal and consulting fees.

Adjusted EBITDA is not a measure of the Company’s liquidity or financial performance under GAAP and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of its liquidity.

While management believes that the Company’s presentation of Adjusted EBITDA provides useful supplemental information to investors, there are limitations associated with the use of this non-GAAP financial measure. Adjusted EBITDA is not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the methods of calculation. The Company’s non-GAAP financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V60518-P22326 Nominee: 1. Election of a Class I Director to the Board of Directors to serve for a term of office expiring at the Company's 2027 annual meeting of stockholders. 1a. Ping Fu 2. Non-Binding Advisory Vote on the compensation of our named executive officers as presented in the proxy statement. 4. Ratification of the appointment of Marcum LLP as the Company's independent registered public accounting firm for the fiscal year ending March 31, 2025. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 3. Non-Binding Advisory Vote on the frequency of advisory votes on the compensation of our named executive officers as presented in the proxy statement. For Against Abstain For Against Abstain ! ! ! ! ! ! ! ! CAPSTONE GREEN ENERGY HOLDINGS, INC. The Board of Directors recommends you vote FOR the following proposal: The Board of Directors recommends you vote FOR the following proposal: The Board of Directors recommends you vote 1 YEAR on the following proposal: The Board of Directors recommends you vote FOR the following proposal: CAPSTONE GREEN ENERGY HOLDINGS, INC. 16640 STAGG STREET VAN NUYS, CA 91406 1 Year 2 Years 3 Years Abstain For Withhold ! ! ! ! VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on February 11, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/CGRN2024 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on February 11, 2025. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. V60519-P22326 CAPSTONE GREEN ENERGY HOLDINGS, INC. Annual Meeting of Stockholders February 12, 2025 9:00 AM PST This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Vince J. Canino and John J. Juric and or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CAPSTONE GREEN ENERGY HOLDINGS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually at 9:00 AM PST on February 12, 2025, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side